UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 12, 2010 (February 10, 2010)

CHINA TMK BATTERY SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-139660	98-0506246
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Sanjun Industrial Park
No. 2 Huawang Rd., Dalang Street
Bao'an District, Shenzhen 518109
People's Republic of China
(Address of principal executive offices)

(86) 755 28109908
(Registrant's telephone number, including area code)

Deerfield Resources, Ltd.
c/o Gottbetter & Partners, LLP, 488 Madison Avenue, New York, NY
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

  our ability to maintain or increase our market share in the competitive markets in which we do business;

  our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;

  our dependence on the growth in demand for the end applications that are powered by our products;

  our ability to diversify our product offerings and capture new market opportunities;

  our ability to source our needs for skilled labor, machinery and raw materials economically;

  the loss of key members of our senior management; and

  uncertainties with respect to the PRC legal and regulatory environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

  the “Company,” “we,” “us,” and “our” refer to the combined business of China TMK Battery Systems Inc., a Nevada corporation (formerly, Deerfield Resources, Ltd.), and its wholly owned subsidiaries, Leading Asia Pacific Investment Limited, or “Leading Asia,” a BVI company, Good Wealth Capital Investment Limited, or “Good Wealth,” a Hong Kong company, and Shenzhen TMK Power Industries Ltd., or “TMK,” a PRC limited company, as the case may be;

  “BVI” refers to the British Virgin Islands;

  “Exchange Act” refers the Securities Exchange Act of 1934, as amended;

  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People's Republic of China;

  “PRC,” “China,” and “Chinese,” refer to the People's Republic of China;

  “Renminbi” and “RMB” refer to the legal currency of China;

  “SEC” refers to the Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended; and

  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Reverse Acquisition Transaction

On February 10, 2010, we entered into and closed a share exchange agreement, or the Share Exchange Agreement, with Leading Asia, a BVI company, and its sole shareholder, Unitech International Investment Holdings Limited, or Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement and after giving effect to the Cancellation Agreement described below.

As a condition precedent to the consummation of the Share Exchange Agreement, on February 10, 2010, we entered into a cancellation agreement, or the Cancellation Agreement, with United Fertilisers (UK) Ltd., our controlling stockholder, or United Fertilisers, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of our common stock owned by it.

As a condition precedent to the consummation of the Share Exchange Agreement, on February 10, 2010, we also entered into a termination and release agreement, or the Termination Agreement, with ASK Prospecting & Guiding Inc., or ASK, pursuant to which we terminated that certain Mineral Claim Purchase Agreement, dated as of October 10, 2006, as amended, or the Claim Purchase Agreement.

Private Placement Transaction

On February 10, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to a subscription agreement with the investors, or the Subscription Agreement, we issued to the investors an aggregate of 5,486,000 shares of our common stock for an aggregate purchase price of $6,857,500, or $1.25 per share, and warrants, or the Warrants, to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. Assuming that the Warrants issued in the transaction are exercised, the securities issued represented approximately 21.90% of our issued and outstanding capital stock as of and immediately after closing date.

As a condition to the closing of the private placement transaction, on February 10, 2010, we entered into a registration rights agreement with the investors, or the Registration Rights Agreement, pursuant to which we are obligated to register the securities issued in the private placement within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement covering the resale of the securities and any other shares of common stock issuable to the investors under the transaction documents. If we do not file the required registration statement in a timely manner, or if we fail to file pre-effective amendments to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then we are obligated to pay to each of the investors a liquidated damages fee of 1% per month of such investors' investment, payable in cash, for every thirty-day period up to a maximum of 6%, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC. Furthermore, we are obligated to pay any liquidated damages for our failure to file a registration statement at any time following the one year anniversary of the closing date of the private placement. The Registration Rights Agreement also gives the investors customary piggyback registration rights.

In connection with the closing of the private placement transaction, Unitech, our controlling stockholder following the reverse acquisition transaction, its shareholder, Ms. Guifang Li, and Mr. Henian Wu, our Chairman, entered into a make good escrow agreement, or the Make Good Escrow Agreement, with the Company and the investors, pursuant to which each of them agreed to certain “make good” provisions in the event that we do not meet a certain income threshold for fiscal year 2010. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and the delivered into escrow certificates evidencing 1,293,748 shares of our common stock held by Unitech, to be held for the benefit of the investors. The parties agreed that if our recurring operating income for the fiscal year ending December 31, 2010, as determined in accordance with GAAP before any extra-ordinary gains and excluding any non-cash expenses and one-time expenses related to the private placement transaction, is less than $9,000,000, the escrow agent will be obligated to transfer and deliver, without any further action on the part of the investors, all of the shares to the investors on a pro rata basis for no consideration. The parties agreed that, for purposes of determining whether or not the recurring operating income is met, any liquidated damages under the private placement or share exchange documents, if any, and any expenses incurred as a result of our hiring of an investor relations firm will not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment.

In connection with the closing of the private placement transaction, Unitech, Ms. Guifang Li, and each of our directors and officers each entered into a lock-up agreement with us, or the Lock-Up Agreement, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the effective date of a registration statement covering the shares issued in connection with the private placement.

The foregoing description of the terms of the Share Exchange Agreement, the Warrant, the Registration Rights Agreement, the Cancellation Agreement, the Subscription Agreement, the Make Good Escrow Agreement, the Lock-Up Agreement and the Termination Agreement, is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 2.1, 4.1, 4.2, 10.1, 10.2, 10.3, 10.4 and 10.8 to this report, which are incorporated by reference herein.

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 10, 2010, we completed an acquisition of Leading Asia pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Leading Asia is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on February 10, 2010, we acquired Leading Asia in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Leading Asia, except that information relating to periods prior to the date of the reverse acquisition only relate to China TMK Battery Systems Inc. unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

Through our indirect Chinese subsidiary, TMK, we design, develop, manufacture and sell environmentally-friendly nickel-metal hydride cell, or Ni-MH, rechargeable batteries, which are commonly used to power the following end applications:

  vacuum cleaners and other household electrical appliances;

  cordless power tools;

  medical devices;

  light electric vehicles, such as bicycles, electric vehicles and hybrid electric vehicles;

  other applications, such as light fittings, battery-operated toys, telecommunications, traffic control, and traffic lighting applications; and

  personal portable electronic devices, such as digital cameras, portable media players, portable gaming devices and PDAs.

We conduct all of our operations in Shenzhen City, China, in close proximity to China's electronics manufacturing base and its rapidly growing market. Our access to China's supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. In addition, we have automated key stages of our manufacturing process to be able to produce high-quality battery cells that consistently meet the stringent requirements of our customers.

Historically, we have focused on the development of high-rate Ni-MH rechargeable batteries of types SC, C, D, and F and have been engaged in the large-scale production of these products for over eight years. The target customers of these products are mainly factories that produce power tools, vacuum cleaners and other household electrical appliances, electric bicycles, battery-operated toys and medical devices and whose requirements for battery performance are higher-rate than those of the ordinary type AA and AAA batteries used for domestic purposes. Some of our customers include Siemens, LG, Electrolux, Bosch, Venom, and Changhong.

More recently, we have developed a working prototype of a hybrid electric vehicle battery pack and are producing sample cells for testing for an electric vehicle battery pack. To expand our business into the hybrid electric vehicle and electric vehicle markets, we plan to establish an advanced power battery research and development center, set up a battery-production base for small scale testing and production and establish a cooperation application demonstration point with 1-3 vehicle producers to lay a solid foundation for the approval of the project and for the support of the government. To date, we have entered into letters of intent with two automobile companies in China for the sale of our hybrid electric vehicle battery backs.

We are also actively seeking opportunities to expand into the Lithium-Ion battery space. We have a lithium battery patent and some customers who are the purchasers of both nickel-metal hydride battery and Lithium-Ion battery. Therefore, we are searching for the potential acquiree to develop our production capacity to meet the demand of our customers and to grow our business.

In addition, we have been actively seeking opportunities to design and distribute batteries for use in telecommunications, traffic control, and traffic lighting applications. We have developed working prototypes of both nickel-metal hydride battery and Lithium-Ion battery and sent to our customers for testing and expect to get our first purchase orders before the end of 2010.

Our operations have grown since our inception in September 2001. Our revenues increased from $24.9 million in fiscal year 2007 to $36.7 million in fiscal year 2008, representing a compounded growth rate of approximately 47.3%.

Our Corporate History and Background

We were incorporated under the laws of the State of Nevada on June 21, 2006. We were originally formed as an exploration stage company to engage in the search for mineral deposits or reserves. From inception through September 2007, we conducted preliminary exploration activities on certain properties in White Bay, Newfoundland, Canada, on which we held six gold mining claims, pursuant to the Claim Purchase Agreement. Our activities included the conduct of preliminary geological mapping and trenching on the properties, which determined that there were no economic quantities of minerals or reserves whatsoever on any of the properties. Prior to the end of our fiscal year ended September 30, 2008, we decided to redirect our business focus towards identifying and pursuing options regarding the development of a new business plan and direction.

From September 2008 through to the date of our reverse acquisition, discussed below, we were a shell company with no operations and our sole purpose was to locate and consummate a merger or acquisition with a private entity. As a result of the reverse acquisition transaction, we terminated the Claim Purchase Agreement and now conduct our operations in the PRC through our wholly owned PRC subsidiary, TMK.

Acquisition of Leading Asia

On February 10, 2010, we entered into and closed the Share Exchange Agreement with Leading Asia, a BVI company, and its sole shareholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The share exchange transaction with Leading Asia was treated as a reverse acquisition, with Leading Asia as the acquirer and China TMK Battery Systems Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leading Asia and its consolidated subsidiaries.

Immediately following closing of the reverse acquisition of Leading Asia, Unitech transferred 10,524,600 of the 25,250,000 shares issued to it under the share exchange to 22 individuals and entities, pursuant to a share allocation agreement that Unitech entered into with these people on February 10, 2010. Among them, 9 individuals and entities received 1,910,600 shares from Unitech for providing consulting services to Leading Asia and its subsidiaries in assisting them to consummate the reverse acquisition of Leading Asia. The remaining 8,614,000 shares were gifted from Unitech to 13 individuals and entities who did not provide services to Leading Asia or its subsidiaries.

In connection with our reverse acquisition of Leading Asia, we also entered into the Cancellation Agreement with United Fertilisers, our controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of our common stock owned by it.

Upon the closing of the reverse acquisition on February 10, 2010, James W. Morgon, our sole director and officer, resigned as our director and from all offices of the Company that he held. Also upon the closing of the reverse acquisition, our board of directors increased its size to five (5) members and appointed Mr. Henian Wu, Mr. Zongfu Wang, Mr. Junbiao Huang, Ms. Xiangjun Liu and Mr. Jun Tu to fill the vacancies created by Mr. Morgon's resignation and such increase. In addition, our board of directors appointed Ms. Xiangjun Liu to serve as our Chief Executive Officer and President, Mr. Xiaodong Xiao to serve as our Chief Financial Officer and Mr. Jinfeng Huang to serve as our Chief Technology Officer, effective immediately at the closing of the reverse acquisition.

Leading Asia, our BVI subsidiary, was formed as a holding company on July 8, 2008. On August 12, 2008, Leading Asia acquired Good Wealth, our Hong Kong subsidiary, which was established as an investment holding company on May 16, 2008. On September 25, 2008, Good Wealth acquired 100% of the equity interest in TMK, our PRC operating subsidiary, pursuant to an equity transfer agreement with Henian Wu, Zongfu Wang and Junbiao Huang, the founders of TMK. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. TMK was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and TMK was granted the new business license. Following approval of its change of business registration, TMK will need to carry out registration formalities with other PRC authorities include state and local tax, foreign exchange, finance and public security authorities.

TMK, our PRC operating subsidiary, was established as a purely domestically funded enterprise on September 3, 2001 to engage in the production and sale of environmental friendly sealed nickel-metal hydride batteries; to set up companies (specific projects to be approved separately); to engage in domestic commerce and supply and sale of commodities (excluding commodities reserved for sale or controlled by the state); and to generally import and export such products.

On February 10, 2010, we changed our name to “China TMK Battery Systems Inc.” to more accurately reflect our new business operations. Our common stock will be quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “DFEL” until FINRA assigns a new symbol to our common stock in connection with our name change.

Private Placement Transaction

On February 10, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 5,486,000 shares of our common stock for an aggregate purchase price of $6,857,500, or $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. Assuming that the Warrants issued in the transaction are exercised, the securities issued represented approximately 21.90% of our issued and outstanding capital stock as of and immediately after closing date.

As a condition to the closing of the private placement transaction, on February 10, 2010, we entered into the Registration Rights Agreement with the investors, pursuant to which we are obligated to register the securities issued in the private placement within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement covering the resale of the securities and any other shares of common stock issuable to the investors under the transaction documents. If we do not file the required registration statement in a timely manner, or if we fail to file pre-effective amendments to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then we are obligated to pay to each of the investors a liquidated damages fee of 1% per month of such investors' investment, payable in cash, for every thirty-day period up to a maximum of 6%, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC. Furthermore, we are obligated to pay any liquidated damages for our failure to file a registration statement at any time following the one year anniversary of the closing date of the private placement. The Registration Rights Agreement also gives the investors customary piggyback registration rights.

In connection with the closing of the private placement transaction, Unitech, our controlling stockholder, its shareholder, Ms. Guifang Li, and Mr. Henian Wu, our Chairman, entered into the Make Good Escrow Agreement with the Company and the investors, pursuant to which each of them agreed to certain “make good” provisions in the event that we do not meet a certain income threshold for fiscal year 2010. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and the delivered into escrow certificates evidencing 1,293,748 shares of our common stock held by Unitech, to be held for the benefit of the investors. The parties agreed that if our recurring operating income for the fiscal year ending December 31, 2010, as determined in accordance with GAAP before any extra-ordinary gains and excluding any non-cash expenses and one-time expenses related to the private placement transaction, is less than $9,000,000, the escrow agent will be obligated to transfer and deliver, without any further action on the part of the investors, all of the shares to the investors on a pro rata basis for no consideration. The parties agreed that, for purposes of determining whether or not the recurring operating income is met, any liquidated damages under the private placement or share exchange documents, if any, and any expenses incurred as a result of our hiring of an investor relations firm will not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment.

In connection with the closing of the private placement transaction, Unitech, Ms. Guifang Li, and each of our directors and officers each entered into a Lock-Up Agreement, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the effective date of a registration statement covering the shares issued in connection with the private placement.

Our Corporate Structure

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure:

Our principal executive offices are located at Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen, 518109, People's Republic of China. The telephone number at our principal executive office is (+86) 755 28109908.

Our Industry

Rechargeable Batteries

A battery is a portable electrochemical system that releases stored electrical energy. The battery industry has experienced significant growth in recent years as a result of increased global demand for portable electronic applications. The higher power requirements, small size, and high-rate discharge of these devices have also driven steady progress in battery technology.

The battery industry can be broadly divided into non-rechargeable (or primary) and rechargeable (or secondary) segments. Rechargeable batteries have increased their share of the overall battery market as they have become more cost and time efficient for use over sustained periods. They also help address environmental concerns over disposal of non-rechargeable batteries.

The four mainstream chemistries currently used in rechargeable batteries for portable electronics are nickel cadmium, nickel metal hydride, lithium-ion, and lithium polymer. The characteristics of each of these battery types are as follows:

	Nickel	Nickel Metal		Lithium
	Cadmium	Hydride	Lithium-Ion	Polymer
Commercial introduction	1899	1990	1992	1999
Energy Density	Low	Medium	High	High
Max Voltage Per Cell	1.2	1.2	3.7	3.7
Memory Effect	Yes	Minimal	No	No
Environmental Impact	High	Low	Low	Low
Core Application Usage	Toys, lights, power tools, cordless phones	Portable consumer electronics(1), notebook computers, power tools, hybrid vehicles	Cellular phones, portable consumer electronics(1), notebook computers, power tools	Small scale portable electronics(2)
(1)	Portable consumer electronics include portable media players and portable gaming devices.
(2)	Small-scale portable consumer electronics include portable audio players and PDAs.

Ni-MH Rechargeable Batteries

All of our products are Ni-MH rechargeable batteries. Unlike other rechargeable batteries which are based on nickel cadmium chemistries, NiMH batteries use a hydrogen-absorbing alloy instead of cadmium, and can have two to three times the capacity of equivalent sized nickel cadmium batteries. Ni-MH batteries have a higher energy density, meaning a greater energy capacity relative to a given battery cell's weight and size, and are considered to have a much lower environmental impact due to the absence of toxic cadmium. Furthermore, while lithium-based rechargeable batteries have a higher energy density than Ni-MH-based batteries, they also have a much lower shelf-life than Ni-MH batteries and are more expensive.

Ni-MH batteries also have the following advantages:

  Very low degradation, with less than 5% after 100 full charge/discharge cycles;

  Ability to store and provide power in a wide temperature range (-58oF to +176oF) making them a very reliable energy source for solar lighting and in-field uninterruptible power systems; and

  Slow rate of discharge, retaining 90% of full capacity after 28 days, making them ideal for in-field uninterruptible power supply systems with minimum maintenance requirements.

As a result, use of Ni-MH-based batteries has risen significantly in personal portable electronic devices, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery-operated toys.

The voltage and performance of Ni-MH batteries are similar to primary alkaline batteries of the same sizes and they can be substituted for most purposes, saving consumers money and resources. As the cost/power ratio of Ni-MH-based batteries continues to improve, it is expected that its usage will also extend into other applications.

Key Rechargeable Battery Applications

End-product applications which are driving the demand for Ni-MH rechargeable batteries include personal portable electronic devices, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery-operated toys. We also expect interest in electric vehicles and hybrid electric vehicles to increase demand for Ni-MH rechargeable batteries substantially.

Personal Portable Electronic Devices

The personal portable electronic devices, or Personal PEDs, category includes digital audio players (such as MP3/MP4 players), digital still cameras, digital video cameras, portable DVD players, PDAs, BlackBerry devices, portable gaming systems and Bluetooth devices. Personal PEDs currently use a mixture of Ni-MH, lithium-ion and lithium polymer batteries, however, the trend in newer models is towards lithium-based batteries, as they allow for a smaller and more flexible bodies and longer battery life.

Demand for batteries for Personal PEDs is driven by two factors: the sales of new devices and the market for the replacement of batteries. A Personal PEDs original equipment manufacturer, or OEM, generally includes a battery with a new device which needs to be replaced from time to time. Demand in the replacement market is in turn driven by a number of factors, including the consumer's desire to purchase a second battery to carry as a spare in the event of emergencies and the finite life of batteries requiring consumers to replace expired batteries in their devices. In addition, consumers in China tend to sell and resell Personal PEDs during their useful life which sale and resale usually results in a purchase replacement batteries. As a result, we expect that as the number of subscribers for active devices increases, the amount of replacement batteries sold will also increase.

Household Electrical Appliance

The household electrical appliances such small appliances and health products such as shavers, electric hair dryer, cutting machines, electric toothbrushes, massage equipment and flashlights, clocks, lamps, radios, tape recorders, cosmetic devices, electric toothbrushes, cordless vacuum cleaners and cordless mowers are traditionally corded. However, with the development of smaller, lighter batteries and the increased consumer demand for convenience, manufacturers are producing an increasing number of cordless and battery-operated household appliances.

Power Tools

Power tools such as drills, saws and grinders are used for both commercial and personal use. Due to high power requirements, many power tools have historically used small combustion engines or heavier nickel metal hydride batteries or relied on external power sources. The market for portable high-powered power tools is rapidly growing and has prompted consumers to replace or upgrade their current power tools.

Medical Devices

With the rapid pace of scientific and technological developments, more medical devices, especially electronic medical equipment such as electronic blood pressure monitors, low-frequency treatment instruments, electronic thermometers, electric toothbrushes, electronic pedometers, heart puncture monitors, baby monitors and insulation devices and life monitors, are operated by Ni-MH batteries.

Electric Vehicles and Hybrid Electric Vehicles

A growing number of consumers are reflecting renewed concerns relating to the availability and price of oil, increased legal fuel-efficiency requirements and incentives, and heightened interest in environmentally-friendly or “green” technologies, electric vehicles, light electric vehicles and hybrid electric vehicles, are likely to continue to attract substantial interest from vehicle manufacturers and consumers. Electric vehicles include vehicles with rechargeable electric motors such as automobiles, trucks and buses, and light electric bicycles, scooters, and motorcycles. Hybrid electric vehicles combine a conventional propulsion system with a rechargeable energy storage system to achieve better fuel economy than conventional vehicles.

Ni-MH batteries are the preferred choice for use in electric vehicles and hybrid electric vehicles. Currently, more than 2 million hybrid cars worldwide are running with Ni-MH batters, including the Toyota Prius, Honda Insight, Ford Escape Hybrid and Honda Civic Hybrid.

Battery Manufacturing in China

China's battery industry has historically focused on lower-end batteries, with Japan and Korea providing the technical innovation and producing higher-end and rechargeable batteries. However, we believe that as the Chinese government continues to support battery makers in terms of financial backing and research, China's R&D and manufacturing capabilities will become more developed.

China's market share of the full breadth of battery production is expected to increase. China has a number of benefits in battery manufacturing which are expected to drive this growth:

  Low Costs. Relative to Japan and Korea, China has a significantly lower cost of labor as well as easy access to bulk raw materials and land.

  Proximity to Electronics Supply Chain. The manufacturing of electronics in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage

  Proximity to End-Markets. China's domestic market for portable applications such as cellular phones and portable audio-visual equipment continues to grow rapidly. Proximity to end-market further consolidates the cost and cycle time advantages for China manufacturers.

  Developing R&D Infrastructure. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher-end manufacturing, including batteries. For example, Ni-MH rechargeable batteries are part of China's tenth five-year development plan which allocates state resources to provide financial assistance to companies engaged in the business of developing and manufacturing batteries, to fund the research and development of new battery material and to assist patent applications and the protection of intellectual property.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in, and to capitalize on the growth of, the global Ni-MH battery market:

  One Stop Solution for Rechargeable Power Supply. We believe that the key to capturing and retaining customers is our intense focus on providing critical advice and feedback to clients during the design phase of new consumer products. We use an integrated approach to servicing customers, providing real-time design feedback during the design phase, which assures that customers can maintain their design vision while also having a stable and dependable power source. Our one-stop approach allows for pricing premiums that result in margin enhancement by over 50% and helps cement relationships with clients for long term.

  Strong R&D capabilities. We place a strong emphasis on R&D, particularly on technological innovation and the development of new battery cell materials and products. We have established a dedicated R&D center with what we believe to be the most advanced equipment in China. Our R&D team consists of 2 researchers and scientists, led by Huang Junbiao. Our strong R&D capabilities have enabled us to obtain various government-sponsored R&D grants. We have been accredited as a “new and high-technology company” in Shenzhen, entitling us to enjoy preferential tax treatment and other government incentive grants and subsidies. Furthermore, we collaborate with a number of reputable research institutes and science and technology universities in China, allowing us to capitalize on their R&D results economically.

  China-based, low-cost manufacturing model. We conduct all of our manufacturing activities in Shenzhen, China. Our access to China's abundant supply of skilled and low-cost labor, as well as our ability to source raw materials, equipment, land and manufacturing facilities locally and economically, has considerably lowered our operating cost and expenses as a percentage of revenues. Because our products are not subject to any customs duty as compared to those imported from our Japanese and Korean competitors, we believe we enjoy a cost advantage in the domestic market for customers in China's electronics manufacturing base.

  Optimal use of automation in production process. We selectively use automation in our manufacturing process to ensure high uniformity and precision in our products while maintaining our cost-competitive advantage. As a fully automated production line is very expensive, we tailor our semi-automated solution based on stages of the manufacturing process and product attributes. We use automated machinery in key stages of the manufacturing process while using manual labor for other stages to take advantage of the availability of low-cost, skilled labor in China. We believe this considerably reduces our capital expenditure requirements.

  Experienced management team with proven technology and operational record. We have an experienced management team. Mr. Henjan Wu, our Chairman, has extensive management experience. Ms. Xiangjun Liu, our Chief Executive Officer, has more than 20 years of management, engineering and sales experience in the battery industry. Mr. Xiaodong Xiao, our Chief Financial Officer and Treasurer, has extensive experience in financial management. Mr. Junbiao Huang, our Chief Technology Officer, has led our in-house R&D team in making significant progress in technology innovations and improvements, product development, and optimizing the use of battery cell materials.

Our Growth Strategy

We believe we are well positioned to take advantage of the opportunities presented by growing market demand for rechargeable batteries. Our goal is to build on our existing strengths to become a global leader in the development and manufacturing of Ni-MH batteries and Lithium-Ion batteries for leading end-application manufacturers. We intend to achieve this objective by pursuing the following strategies:

  Rapid Expansion of Ni-MH Production Capacity. We are receiving additional demand for our products from our existing customer base, new customer opportunities and new industry segments. We have a large backlog of opportunities that currently cannot be executed due to manufacturing capacity constraints. Utilizing excess space on an unused floor of our current factory, we are adding two manufacturing lines and have additional space for future expansion.

  Expand Product Offerings into New Battery Chemistries and Applications. We are continually developing new applications for our products. There are a number of applications including the hybrid automobile market and the back-up power supply industries. Our high-quality battery solutions are ideal for each of these segments. We have had numerous discussions with Chinese automobile manufacturers seeking solutions for new electric cars. We are also working with a number of prospective partners on opportunities to expand our products into the back- up power supply market. Toxicity and relatively short life of lead acid batteries makes the Ni-MH battery an ideal replacement solution for back-up power for telecommunications, traffic control, and traffic lighting segments. In anticipation of expanding into the lithium-ion battery space to address other opportunities, we have entered into a letter of intent to acquire a Chinese R&D company that produces Lithium-Ion batteries for automobiles

  Enhance leading-edge technology through continual innovation. We intend to continue committing substantial resources to R&D in order to improve our technologies, develop new products and optimize the use of new battery cell materials. In particular, our R&D efforts will focus on (1) developing more advanced technologies to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production; (2) developing and commercializing cost-effective and easily available substitute materials for existing raw materials that are more expensive and in unstable supply; (3) enhancing our product quality, reliability and features to satisfy stringent OEM requirements of leading end-application manufacturers and to keep abreast of rapidly changing industry standards and evolving market trends; and (4) cooperating closely with our partners to improve our technologies and develop new application markets.

  Continue our cost leadership through yield improvements and refining our manufacturing process. We believe that cost-effectiveness will be critical to our future success in an increasingly price-sensitive market. We intend to achieve greater economies of scale by expanding our production capacity. We will also focus on enhancing our yields by reducing our defect ratio through continual worker training and strict raw material quality control, and refining our semi-automated manufacturing process. We intend to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production through the use of advanced technologies. We also will focus on continuing our development and commercialization of batteries that utilize cost-effective and easily available substitute materials for expensive raw materials.

  Establish our Lithium-Ion batteries production capacity. We believe that consumer demand for Lithium-Ion battery will grow quickly. We have a Lithium-Ion battery patent and customers who are the purchasers of both Ni- MH and Lithium-Ion batteries. We intend to establish production capacity for Lithium-Ion batteries in the near future in order to meet consumer demand.

Our Products

We develop and manufacture various types of Ni-MH rechargeable batteries, especially high-rate Ni-MH rechargeable batteries, which are used in a wide range of portable electronic applications. Since Ni-MH batteries were first commercialized in 1990, they have become the battery of choice for numerous portable electronic devices, as well as for electric vehicles and hybrid electric vehicles, because of their unique and favorable characteristics. The following table provides a summary of our product offerings and their corresponding end applications:

Battery Type	End Applications

High Rate Discharge Industrial - high release	vacuum cleaners and wireless home appliances
SC Size	power tools,
C Size	medical devices,
D Size	electric bicycles,
F Size	battery-operated toys.
AA Size	EV/HEV/PHEV
AAA Size

Standard Industrial - normal release	Telecommunications
SC Size	Cordless phones
C Size	Walkie-Talkies
D Size	Solar light products
F Size	Emergency lighting
AA Size	Mining lamp
AAA Size

Commercial/Consumer	MP3/MP4 player
AA Size	portable consumer electronics products, such as digital
AAA Size	camera and portable gaming system
PDA, WALKMAN, digital camera, voice recorder
Remote controller
Radio

Historically, we have derived 90% of our revenues from the sale of industrial batteries. As we expand our production capacity and add new product lines in response to evolving market demands, we have derived and will continue to derive an increasingly greater portion of our revenues from our new product lines.

Our Ni-MH batteries can be classified into 6 types based on their size. SC, C, D and F cells are larger in size and are commonly used in vacuum cleaners and wireless home appliances, power tools, medical devices, electric bicycles and battery-operated toys. AA and AAA cells are smaller in shape and commonly used in portable consumer electronics products such as digital cameras and portable gaming systems, cordless phones and solar light products.

The following pictures depict our product family.

NI-MH Batteries

Ni-MH cells are generally used for a wide range of portable consumer electronics products, such as digital cameras and portable gaming systems, cordless phones, solar light products, vacuum cleaners and wireless home appliances, power tools, medical devices, electric bicycles and battery-operated toys. We target our cylindrical cells for the vacuum cleaner, wireless home appliances and power tools market. Batteries used in such products contains a group of six or more cylindrical cells working together in a coordinated manner, so that the failure of only one cell will affect the performance of the entire battery. Accordingly, cylindrical cells for these products require a higher uniformity than common cells.

Our products focus on the Ni-MH batteries including SC, C, D and F types. The downstream target customers are factories that mainly produce electric tools and vehicles, high-end toys and cleaners, who need batteries for stricter high-power and high-rate discharge performance than ordinary AA and AAA civilian batteries. Ordinary civilian AA and AAA batteries only need 200-300 cycles of life and discharge a low current, while high-power batteries used for electric tools and vehicles generate a high-rate discharge in order to start such products and consistently maintain power, capacity and life. Consumers who invest in products using SC, C, D and F types of Ni-MH batteries, which tend to retail between $10 and hundreds of dollars, as compared to products using the AA and AAA batteries which tend to retail for less than $10, usually pay attention to, and expect their products to be more durable.

We currently mass produce our D-type Ni-MH batteries which mainly support hybrid or “mixed power” scooters needing 30 cells (36V) or 40 cells (48V) in series. However, we are still developing our technology to produce batteries for more powerful hybrid vehicles, which need a minimized configuration of 120 cells (144V). Although hybrid and electric vehicles have some common Ni-MH battery requirements, the requirements there are stricter and higher standards for batteries used in hybrid vehicles. We plan to make substantial investments in establishing a R&D center for developing hybrid batteries in accordance with international standards, as well as build a production base for making the production, testing, regulating and controlling of such batteries.

Quality Assurance

We enforce strict quality assurance procedures throughout all stages of the manufacturing process. We have four levels of controls to monitor and maintain our product quality: design controls, process controls, material inflow controls and output controls. Our design controls ensure that there are no defects in the design and structure of the products we decide to produce. Our process controls consist of a 15-point check system from the beginning through the end of our production process. Our material inflow controls assure that we obtain our raw materials at a consistent level of quality. Our output controls test for capacity, voltage, visual defects and internal resistance. We believe these four levels of controls are essential to our quality control. We also provide ongoing training to our employees to ensure effective application of our quality assurance procedures.

Our products are UL/CE and ISO9001 compliant and they meet the IEC 61951/2003 Ni-MH battery standard and the ISO9001 standard for quality and reliability. Our products have also passed the regular evaluation of the PRC government's restrictions of hazardous substances, or RoHs. We also hold a China Green Environmental Protection Product Certificate from Chinese government.

Our products have received a number of awards and recognitions. In December 2007, our batteries were selected for listing in the National Torch Plan of China. The National Torch Plan was organized and executed in 1988 by China's Ministry of Science and Technology to encourage innovation and promote the development of China's high-tech industry. Projects and enterprises listed in the plan have access to a series of support programs provided by the central and local government, including, favorable tax treatment, innovation protection, technical support, and a friendly business environment. In addition, in 2007, our “environmental protection high rate NI-MH battery” was recognized as a high- and new technology product by Shenzhen City, and the China National Light Industry Council has recognized our batteries as “international advanced level” products.

We have passed stringent quality reviews and have obtained supplier qualifications from various domestic and international brand names. With our strong technological capabilities and use of automated equipment for core aspects of the manufacturing process, we believe our product quality, in certain key aspects, meets or even exceeds international industry standards.

Manufacturing

Manufacturing of battery cells is a technologically complicated and capital-intensive process, requiring coordinated use of machinery and raw materials at various stages of manufacturing. The primary raw materials used in production of battery cells include electrode materials, electrolytes, foils, cases and caps and separators. Our manufacturing process includes the following steps:

  The electrodes are manufactured using active materials, conductive agents and binder which are mixed with liquid. These mixtures are then uniformly coated onto the thin metal foil, then after drying, the electrodes are cut down to the designated sizes.

  The positive electrode and negative electrode are then wound together with a separator and inserted into a can, and electrolyte is filled. The sealing completes the battery cell assembly.

  Prior to shipping battery cells to our customers, the battery cells will undergo an aging process, and thorough inspections to ensure the cells meet high quality control standards.

  These cells are then integrated into packages which are customized into a wide variety of configurations to interface with different electronic devices.

A simplified manufacturing process is illustrated below:

We have adopted a semi-automated manufacturing process. We use fully automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor. For example, we have an automated production line to manufacture our cylindrical cells used for notebook computer batteries to ensure a high level of uniformity and precision. We intend to further improve our automated production lines. As we have easy access to an ample supply of low-cost skilled labor, we believe our unique semiautomated manufacturing process will enable us to achieve desired cost-competitiveness by substantially lowering our manufacturing cost without compromising our product quality and uniformity.

For the last few years, we have been expanding our manufacturing capacity to meet the growing market demand for battery products. As the increasingly intense competition in our industry has driven down the per unit profit margins of our products, we strive to continue investing heavily in our manufacturing infrastructure to further increase our manufacturing capacity, enabling us to lower the per unit cost of our products and thereby maintaining our expected level of profitability as a whole.

Suppliers

We have built a comprehensive supply chain of materials and equipment. The primary raw materials used in manufacturing of Ni-MH batteries include electrode materials, cases and caps, foils, electrolyte and separator. Cost of these raw materials is a key factor in pricing our products. We believe that there is an ample supply of most of the raw materials we need in China. We are seeking to identify alternative raw material suppliers to the extent there are viable alternatives and to expand our use of alternative raw materials. We have also restructured our operations in an effort to streamline corporate resources and improve internal efficiency, with a particular focus on manufacturing and sales. To ensure the quality of our suppliers, we use only those suppliers who have demonstrated quality control and reliability.

We aim to maintain multiple supply sources for each of our key raw materials to ensure that supply problems with any one supplier will not materially disrupt our operations. In addition, we strive to develop strategic relationships with new suppliers to secure a stable supply of materials and introduce competition in our supply chain, thereby increasing our ability to negotiate a better pricing and reducing our exposure to possible price fluctuations.

Our economies of scale enable us to purchase materials in large volumes, offering us leverage to secure better pricing, and to a lesser degree, increasing the extent to which our suppliers rely on our purchase orders. We believe this relationship of mutual reliance will enable us to reduce our exposure to possible price fluctuations.

As of September 30, 2009, our key raw material suppliers were as follows:

Materials	Main Suppliers
Nickel foam	Henan Kelong New Energy Electric Power Source Co., Ltd.
Nickel foam	Jiangmen Chancsun Umicore Industry Co., Ltd.
Alloyed powder	Ningbo Shenjiang Sci-Tech Limited-Liability Company
Alloyed powder	Zhongshan Yongneng Electronic Technology Co., Ltd.
Alloyed powder	Dandong Hongyuan Alloy Co., Ltd.
Alloyed powder	Gansu Rare Earth New Materials Co., Ltd.
Silica gel	Dongguan Wodun Chemical Co., Ltd.
Separator paper	Guangzhou Wealth-Win Co., Ltd.
Copper mesh	Shenzhen Hong Yang Jin Shu Wang Co., Ltd.

We source our manufacturing equipment both suppliers both domestic and foreign, based on consideration of their cost and function. As of September 30, 2009, we purchased our key equipment from the following suppliers:

Instruments	Main Suppliers
Positive and negative automatic powdering production line \ winding machine \ sealing machine, etc.	Zhu Hai Guanghuan Machinery Manufacturing Co., Ltd.
Automatic formation\capacity grading and testing equipment	Guangzhou Jianxin Electric Appliance Co., Ltd.
Capacity grading and testing equipment	Zeemoo (Shenzhen) Technology Co., Ltd.

Customers

We sell our products domestically and internationally. For our international sales, we sell our products directly to distributors, as well as pack manufacturers in these countries and territories. If we receive orders from distributors for batteries rather than cells, we assemble our cells into batteries at customers' requirements and then arrange to deliver the batteries to fulfill the orders.

A large number of SC, C and D cell & battery customers have historically accounted for a substantial portion of our revenue. In the year ended September 30, 2009, our top five and top ten customers in aggregate contributed to approximately 40% and 70% of our revenue, respectively. As we expand our product portfolio and target new market segments, we expect that our customer composition as well as the identity and concentration of our top customers will change from period to period. Currently, we are actively investigating demand for, and pursuing opportunities in, other product lines, including mining lamps, hybrid electric vehicles, and light electric vehicles.

In fiscal year 2008, one customer accounted for 10% of net sales and had $285,207 of account receivable (5.80% of total receivable) at December 31, 2008, and in fiscal year 2007, two customers each accounted for 10% of net sales. For the nine months ended September 30, 2009, one customer accounted for more than 10% of net sales and had $186,779 of receivable balance (4.37% of total receivables), and for the nine months ended September 30, 2008, one customer accounted more for 10% of net sales and had $730,023 of receivable balance (15.31% of total receivables).

Sales and Marketing

We have built an extensive sales and service network in China, highlighted by our strong presence in China's economically prosperous coastal regions where we generate a significant portion of our sales. Our sales and marketing department is responsible for our marketing, sales and post-sales services to brand owners and pack manufacturers in the PRC and worldwide. The three functions in one enhance our sales staff in these representative offices who conduct sales and services in each designated area. We offer different price incentives to encourage large-volume and long-term customers. As we expand our business, our sales and marketing staff has increased to more than one hundred, most of whom are professional salespersons and technicians.

Our sales staff works closely with our customers to understand their needs and provide feedback to us so that we can better address their needs and improve the quality and features of our products.

We engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name. We also advertise in industry journals and magazines and through the Internet to market our products. We believe these activities are conducive in promoting our products and brand name among key industry participants.

Competition

TMK faces competition from many other battery manufacturers, many of which have significantly greater name recognition and financial, technical, manufacturing, personnel and other resources than the Company has. TMK compete against other Ni-MH battery producers, as well as manufacturers of other rechargeable and non-rechargeable batteries. The main types of rechargeable batteries currently on the market include: lead-acid; nickel-cadmium; nickel metal hydride; liquid lithium-ion and lithium-ion polymer. Competition is typically based on design, quality, reliability, and performance. While the consumer segment of the market is highly competitive, the industrial segment is less competitive. The Company believes that in China it has approximately 16% market share of high-rate discharge batteries. TMK's primary competitors in the Ni-MH battery market or other similar competing rechargeable battery products include SANYO Electric Co., Ltd. Global, Matsushita Industrial Co., Ltd. (Panasonic), BYD Company Ltd., GPI International, Ltd., Shenzhen Grepow Battery Company, Hunan Coran Power Company and HuanYu Power Source Co., Ltd.

We believe that we are leveraging our low-cost advantage to compete favorably with our competitors. Compared to Korean and Japanese cell makers, we are able to source our needs for skilled labor and raw materials locally and economically. Our substantially expanded production capacity has translated into greater purchasing power, thereby helping us negotiate lower purchase prices for materials. Furthermore, our strong proprietary technologies and use of a combination of manual labor and automation at the key stages of the manufacturing process enable us to enhance our production efficiency, resulting in further reduction in cost, while ensuring high uniformity and high-quality standards.

Research and Development

We have established an advanced research and development, or R&D, center. To enhance our ability to provide battery solutions, our product quality, reduce cost, and keep up with technological advances and evolving market trends, our R&D center focuses on advancement in technologies relating to new materials and new cells with prospects for use in new end application markets.

Our strong R&D capabilities have enabled us to obtain various government-sponsored R&D grants. We have been accredited as a “new and high-technology company” in Shenzhen, entitling us to enjoy preferential tax treatment and other government incentive grants and subsidies. Furthermore, we collaborate with a number of reputable research institutes and science and technology universities in China, allowing us to capitalize on their R&D results economically.

Employees

As of September 30, 2009, we employed a total of 520 employees. The following table sets forth the number of our employees by function.

Function	Number of Employees
Senior Management	7
Equipment & Maintenance	10
Production	422
Sales and Marketing	22
Logistics	9
Quality Control	15
Research & Development	21
Human Resource & Administration	4
Accounting	10
Total	520

We maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to make monthly contributions to the plan for each employee at the rate of 10% of his or her average monthly salary. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Facilities

We currently lease approximately 10,000 square meters of space, comprised of manufacturing facilities, warehousing and packaging facilities, dormitory space, dining halls and administrative offices, from Shenzhen Yijiayang Industrial Co., Ltd., pursuant to a lease agreement dated December 16, 2008. Under the lease agreement, we pay an aggregate monthly rent of RMB1.3 million (approximately $0.19 million) per year. Of that space, approximately 6,700 square meters are manufacturing facilities. We believe that all leased space is in good condition and that the property is adequately insured by the owner. The lease expires on December 31, 2011.

The Company is required to and is in the process of registering the lease with the relevant PRC authorities. While the absence of such filing will not invalidate the lease, such absence may make the lease unenforceable against third parties in the event of a dispute.

Intellectual Property

We rely on a combination of patents, trade secrets, and employee non-disclosure and confidentiality agreements to protect our intellectual property rights. We have registered our “TMK” trademark in both English and in Chinese characters in the PRC and the European Union, and we have registered the Internet and WAP domain name: tmk-battery.com. We have also registered three patents in the PRC relating to battery cell materials, design and manufacturing processes, and we have one pending patent application filed in the PRC for invention of a Ni-MH battery negative plate. The expiration date for the utility model patent in Ni-MH battery negative plate field is April 20, 2019; the expiration date for the utility model patent in Ni-MH battery negative plate structure is April 20, 2019; the expiration date for the utility model patent in Li-ion battery configuration is December 26, 2017.

We also have unpatented proprietary technologies for our product offerings and key stages of the manufacturing process. Our management and key technical personnel have entered into agreements requiring them to keep confidential all information relating to our customers, methods, business and trade secrets during their terms of employment with us and thereafter and to assign to us their inventions, technologies and designs they develop during their term of employment with us. The confidentiality agreements include noncompetition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We have institutionalized our efforts to safeguard our intellectual property rights by establishing an internal department that includes professionals such as attorneys, engineers, information managers and archives managers responsible for handling matters relating to our intellectual property rights. We have published internally a series of rules to protect our intellectual property rights.

We recently renewed an online license agreement with Ovonic Battery Company, Inc., or Ovonic, under which Ovonic granted us (1) a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture Ni-MH batteries and (2) a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute batteries. Pursuant to this agreement, which only exists in electronic form, we are obligated to pay Ovonic each time we use its patents in products which we offer for sale or distribution. The renewal agreement will remain in effect until the licensed patents under the agreement expire.

Environmental Compliance

As we conduct our manufacturing activities in China, we are subject to the requirements of PRC environmental laws and regulations on air emission, waste water discharge, solid waste and noise. We aim to comply with environmental laws and regulations, including, restrictions of hazardous substances, or RoHs, by the PRC government discussed below. Our products comply with PRC RoHs and hold Reach certification for environmental practices. We have built environmental treatment facilities concurrently with construction of our manufacturing facilities, where waste water and waste solids that we generate can be treated in accordance with the relevant requirements. We also outsource the disposal of solid waste that we generate to a third party contractor. Certain key materials used in manufacturing, such as Nickel foam, alloy powder, electrolyte and separators, have proven innocuous to worker's health and safety as well as the environment. We are not subject to any admonitions, penalties, investigations or inquiries imposed by the environmental regulators, nor are we subject to any claims or legal proceedings to which we are named as defendant for violation of any environmental law or regulation. We do not have any reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We are also subject to the PRC Administrative Measure on the Control of Pollution Caused by Electronic Information Products, informally known as China RoHS, a PRC government regulation to control certain materials, including lead. All items shipped to China now have to be marked as to whether the items contained in the box are compliant or non-compliant. The Electronic Information Products, or EIP, logo or other label is used to mark parts and assemblies that do not contain unacceptable amounts of substances identified by the regulations, and that are environmentally safe. Units that do contain hazardous substances are marked with the EIP logo Environment Friendly Use Period value in years.

Patent Protection in China

The PRC's intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world's major intellectual property conventions, including:

  Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

  Paris Convention for the Protection of Industrial Property (March 19, 1985);

  Patent Cooperation Treaty (January 1, 1994); and

  The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents: patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the people who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in a reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license also can be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people's court. SIPO, however, has not granted any compulsory license up to now.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. A preliminary injunction may be issued by the People's Court upon the patentee's or the interested parties' request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures also are available both before and during the litigation. Damages in the case of patent infringement are calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license. The infringing party may also be fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000.

Tax

For detailed discussion of PRC tax regulations, see “Management's Discussion and Analysis of Financial Condition and Results of Operations – Taxation – China.”

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign invested enterprises, or FIEs, established in the PRC may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by FIEs outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

We face risks related to general domestic and global economic conditions and to the current credit crisis.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provides us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the economies in which we operate that has impacted demand for our products and services, and may impact our ability to manage normal relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business could be materially negatively impacted, including such areas as reduced demand for our products and services from a slow-down in the general economy, or supplier or customer disruptions resulting from tighter credit markets. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on the Company's operating results and financial condition.

We are primarily dependent on sales of Ni-MH batteries for the cordless household electrical appliances, high-power electrical tool, and electrical toys market. A reduction in the volume or average price of the batteries that we sell for this market would cause our overall revenue to decline.

We have derived a major portion of revenues to date from sales of our Ni-MH batteries for the cordless household electrical appliances, high-power electrical tools, and electrical toys market. While we intend to diversify our revenue sources by expanding to other markets, including the UPS, the electric vehicle and hybrid electric vehicle markets, we expect that sales of batteries used for the cordless household electrical appliances, high-power electrical tool, and electrical toys market will continue to comprise a significant portion of our revenues in the near future. Accordingly, any decrease in the demand for our battery cells resulting from success of competing products, slower than expected growth of sales or other adverse developments may materially and adversely affect our business and cause our overall revenue to decline. In addition, our expansion to other markets may not increase our revenue to a level that would enable us to materially reduce our dependence on sales used for the market we owned.

Our future success depends on the success of manufacturers of the end applications that use our products.

As we expand to the battery markets for cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS, HEV, and EV, our future success depends on whether end application manufacturers are willing to use batteries that incorporate our products. To secure acceptance of our products, we must constantly develop and introduce more reliable and cost-effective battery cells with enhanced functionality to meet evolving industry standards. Our failure to gain acceptance of our products from these manufacturers could materially and adversely affect our future success.

Even if a manufacturer decides to use batteries that incorporate our products, the manufacturer may not be able to market and sell its products successfully. The manufacturer's inability to market and sell its products successfully, whether from lack of market acceptance or otherwise, could materially and adversely affect our business and prospects because this manufacturer may not order new products from us. If we cannot achieve the expected level of sales, we will not be able to make sufficient profits to offset the expenditures we have incurred to expand our production capacity, nor will we be able to grow our business. Accordingly, our business, financial condition, results of operations and future success would be materially and adversely affected.

Our business depends on the growth in demand for portable electronic devices.

As the market demand for portable electronic devices is directly related to the demand for our products, a fast growing portable electronic device market will be critical to the success of our business. In anticipation of an expected increase in demand for portable electronic devices such as the cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS in the next few years, we have expanded our manufacturing capacity. However, the markets we have targeted, including those of the PRC, may not achieve the level of growth we expect. If this market fails to achieve our expected level of growth, we will have excess production capacity and may not be able to generate enough revenue to maintain our profitability.

We experience fluctuations in quarterly and annual operating results.

Our quarterly and annual operating results have fluctuated in the past and likely will fluctuate in the future. The demand for our products is driven largely by demand for the end-product applications that are powered by our products. Accordingly, the rechargeable battery industry is affected by market conditions that are often outside our control. Our results of operations may fluctuate significantly from period to period due to a number of factors, including seasonal variations in consumer demand for batteries and their end applications, capacity ramp up by competitors, industry-wide technological changes, the loss of a key customer and the postponement, rescheduling or cancellation of large orders by a key customer. As a result of these factors and other risks discussed in this section, period-to-period comparisons should not be relied upon to predict our future performance.

Management's estimates and assumptions affect reported amounts of expenses and changes in those estimates could impact operating results.

Goodwill and other indefinite-lived intangible assets are tested for impairment at least annually, and the results of such testing may adversely affect our financial results. We use a variety of valuation techniques in determining fair value. The impairment review is highly judgmental and involves the use of significant estimates and assumptions. These estimates and assumptions have a significant impact on the amount of any impairment charge recorded, and actual results may differ significantly from the estimates and assumptions used.

We recognize deferred tax assets and liabilities for the expected future tax consequences of events which are included in the financial statements or tax returns. In assessing the whether deferred tax assets are realizable, management makes certain assumptions about whether the deferred tax assets will be realized. We expect the deferred tax assets currently recorded to be fully realizable, however there can be no assurance that an increased valuation allowance would not need to be recorded in the future.

Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable, resulting in loss of market share to our competitors.

The rechargeable battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or unmarketable. Our ability to adapt to evolving industry standards and anticipate future standards will be a significant factor in maintaining and improving our competitive position and our prospects for growth. To achieve this goal, we have invested and plan to continue investing significant financial resources in our R&D infrastructure. R&D activities, however, are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Accordingly, our significant investment in our R&D infrastructure may not bear fruit. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs that would render our products obsolete or less marketable. Therefore, our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our market share and to suffer a decrease in our revenue.

A change in our product mix may cause our results of operations to differ substantially from the anticipated results in any particular period.

Our overall profitability may not meet expectations if our products, customers or geographic mix are substantially different than anticipated. Our profit margins vary among products, customers and geographic markets. Consequently, if our mix of any of these is substantially different from what is anticipated in any particular period, our profitability could be lower than anticipated.

We may not be able to manage our expansion of operations effectively.

We were established in September 1999 and have grown rapidly since. We are in the process of significantly expanding our business in order to meet the increasing demand for our products, as well as capture new market opportunities. As we continue to grow, we must continue to improve our operational and financial systems, procedures and controls, increase manufacturing capacity and output, and expand, train and manage our growing employee base. In order to fund our ongoing operations and our future growth, we need to have sufficient internal sources of liquidity or access to additional financing from external sources. Furthermore, our management will be required to maintain and strengthen our relationships with our customers, suppliers and other third parties. As a result, our continued expansion has placed, and will continue to place, significant strains on our management personnel, systems and resources. We also will need to further strengthen our internal control and compliance functions to ensure that we will be able to comply with our legal and contractual obligations and minimize our operational and compliance risks. Our current and planned operations, personnel, systems, internal procedures and controls may not be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

We may not be able to substantially increase our manufacturing output in order to maintain our cost competitiveness.

We believe that our ability to provide cost-effective products is one of the most significant factors that contributed to our current success and will be essential for our future growth. We believe this is one of our competitive advantages over our Japanese and Korean competitors. In order to continue doing so, we will need to increase our manufacturing output to a level that will enable us to substantially reduce the cost of our products on a per unit basis through economies of scale. However, our ability to substantially increase our manufacturing output is subject to significant constraints and uncertainties, including:

  the need to raise significant additional funds to purchase and prepay raw materials or to build additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

  delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw material prices and problems with equipment vendors;

  delays or denial of required approvals by relevant government authorities;

  diversion of significant management attention and other resources; and

  failure to execute our expansion plan effectively.

If we are unable to increase our manufacturing output because of any of the risks described above, we may be unable to maintain our competitive position or achieve the growth we expect. Moreover, even if we expand our manufacturing output, we may not be able to generate sufficient customer demand for our products to support our increased production output.

We have been and most likely will continue to be subject to rapidly declining average selling prices, which may harm our revenue and gross profits.

The end-products of our batteries such as cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS, cellular phones and notebook computers are subject to rapid declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, manufacturers of these electronic devices expect us as suppliers to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins. We have reduced the price of our products in the past in order to meet market demand and expect to continue to face market-driven downward pricing pressures in the future. Our revenue and profitability will suffer if we are unable to offset any declines in our average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our costs on a timely basis.

Maintaining our manufacturing operations requires significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.

We had capital expenditures of approximately $2.5 million and $6.5 million in fiscal years 2008 and 2007, respectively. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain our manufacturing capacity or quality control processes, we could lose customers and there could be a material adverse impact on our market share and our ability to generate revenue.

We do not have long-term purchase commitments from our customers, which may result in significant uncertainties and volatility with respect to our revenue from period to period.

We do not have long-term purchase commitments from our customers and the term of our sales contracts with our customers is typically one year. Furthermore, these contracts leave certain major terms such as price and quantity of products open to be determined in each purchase order. These contracts also allow parties to re-adjust the contract price for substantial changes in market conditions. As a result, if our customers hold stronger bargaining power than us or the market conditions are in their favor, we may not be able to enjoy the price downside protection or upside gain. Furthermore, our customers may decide not to continue placing purchase orders with us in the future at the same level as in prior periods. As a result, our results of operations may vary from period to period and may fluctuate significantly in the future.

We extend relatively long payment terms to our customers.

As is customary in the industry in the PRC, we extend relatively long payment terms and provide generous return policies to our customers. As a result of the size of many of our orders, these extended terms may adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. In addition, although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Our customers often place large orders for products, requiring fast delivery, which impacts our working capital. If our customers do not incorporate our products into their products and sell them in a timely fashion, for example, due to excess inventories, sales slowdowns or other issues, they may not pay us in a timely fashion, even on our extended terms. Our customers' failure to pay may force us to defer or delay further product orders, which may adversely affect our cash flows, sales or income in subsequent periods.

We have significant short-term debt obligations, which mature in less than one year. Failure to extend those maturities of, or to refinance, that debt could result in defaults, and in certain instances, foreclosures on our assets. Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

At September 30, 2009, we had short-term bank loans of $4,393,066, long-term bank loans of $1,320,120 maturing within one year, long-term bank loans of $3,080,280 maturing over one year. Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral. The sale of such collateral at foreclosure would significantly disrupt our ability to produce products for our customers in the quantities required by customer orders or deliver products in a timely fashion, which could significantly lower our revenues and profitability. We may be able to refinance or obtain extensions of the maturities of all or some of such debt only on terms that significantly restrict our ability to operate, including terms that place additional limitations on our ability to incur other indebtedness, to pay dividends, to use our assets as collateral for other financing, to sell assets or to make acquisitions or enter into other transactions. Such restrictions may adversely affect our ability to finance our future operations or to engage in other business activities. If we finance the repayment of our outstanding indebtedness by issuing additional equity or convertible debt securities, such issuances could result in substantial dilution to our stockholders.

While we believe that our revenue growth projections and our ongoing cost controls will allow us to generate cash and achieve profitability in the foreseeable future, there is no assurance as to when or if we will be able to achieve our projections. Our future cash flows from operations, combined with our accessibility to cash and credit, may not be sufficient to allow us to finance ongoing operations or to make required investments for future growth. We may need to seek additional credit or access capital markets for additional funds. There is no assurance that we would be successful in this regard.

We are dependent on a limited number of customers for a significant portion of our revenues and this dependence is likely to continue.

We have been dependent on a limited number of customers for a significant portion of our revenue. Our top five customers accounted for approximately 38.3% and 35.0% of our revenues in the years ended December 31, 2008 and 2007, respectively. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products. We expect that a limited number of customers will continue to contribute to a significant portion of our sales in the near future. Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business. If we fail to sell our products to one or more of these top customers in any particular period, or if a large customer purchases fewer of our products, defers orders or fails to place additional orders with us, or if we fail to develop additional major customers, our revenue could decline, and our results of operations could be adversely affected. As we expand our product portfolio and target new market segments, our customer composition as well as the identity and concentration of our top customers are expected to change from period to period. However, if we fail to find alternative sources of demand for our products, our revenue may be substantially impacted.

We may not be able to accurately plan our production based on our sales contracts, which may result in excess product inventory or product shortages.

Our sales contracts typically provide for a non-binding, three-month forecast on the quantity of products that our customers may purchase from us. We typically have only a 25-45 day lead time to manufacture products to meet our customers' requirements once our customers place orders with us. To meet the short delivery deadline, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate in light of this forecast, our past dealings with such customers, market conditions and other relevant factors. Our customers' final purchase orders may not be consistent with our estimates. If the final purchase orders substantially differ from our estimates, we may have excess product inventory or product shortages. Excess product inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. Producing additional products to make up for any product shortages within a short time frame may be difficult, making us unable to fill out the purchase orders. In either case, our results of operation would fluctuate from period to period.

We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.

We purchase from Chinese domestic suppliers certain key raw materials and components such as electrolytes, electrode materials and import separators, a key component of battery cells. We purchase raw materials and components on the basis of purchase orders. In the absence of firm and long-term contracts, we may not be able to obtain sufficient supply of these raw materials and components from our existing suppliers or alternates in a timely fashion or at a reasonable cost. Our failure to secure sufficient supply of key raw materials and components in a timely fashion would result in a significant delay in our production and shipments, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these raw materials and components at a reasonable cost could also harm our revenue and gross profit margins.

Fluctuations in prices and availability of raw materials, particularly lithium cobalt dioxide, could increase our costs or cause delays in shipments, which would adversely impact our business and results of operations.

Our operating results could be adversely affected by increases in the cost of raw materials, particularly nickel metal, the primary cost component of our battery products, or other product parts or components. Nickel metal market prices floated from RMB100 to 250 per KG in fiscal year 2006, from RMB 200 to 400 per KG in fiscal year 2007, from RMB 100 to 250 per KG in fiscal year 2008. Nickel traded as high as RMB 409 per KG on May, 2007. The increase in cobalt's market price has negatively impacted our financial results in recent years. We historically have not been able to fully offset the effects of higher costs of raw materials through price increases to customers or by way of productivity improvements.

A significant increase in the price of one or more raw materials, parts or components or the inability to successfully implement price increases / surcharges to mitigate such cost increases could have a material adverse effect on our results of operations.

We face intense competition from other battery cell manufacturers, many of which have significantly greater resources.

The market for battery cells used for portable electronic devices such as mp3, mp4, and camera is intensely competitive and is characterized by frequent technological changes and evolving industry standards. We expect competition to become more intense. Increased competition may result in decline in average selling prices, causing a decrease in gross profit margins. We have faced and will continue to face competition from manufacturers of traditional rechargeable battery cells, such as nickel-cadmium batteries, from manufacturers of rechargeable battery cells of more recent technologies, such as liquid electrolyte, lithium-ion and lithium polymer battery cells, as well as from companies engaged in the development of batteries incorporating new technologies.

Many of these existing competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of battery technologies, such as lithium polymer and fuel cell batteries, which are expected to compete with our existing product line. Other companies undertaking R&D activities of solid-polymer lithium-ion batteries have developed prototypes and are constructing commercial scale production facilities. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position and our future success would be materially and adversely affected.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lost their services.

Our future success heavily depends on the continued service of our senior executives and other key employees. In particular, we rely on the expertise and experience of our Chairman, Mr. Henian Wu, our Chief Executive Officer, Ms. Xiangjun Liu, and our Chief Technology Officer, Mr. Junbiao Huang. If one or more of our senior executives are unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting and integrating the replacements into our operations, which would substantially divert management's attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. Moreover, if any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key personnel. Each of our executive officers has entered into an employment agreement with us, which contains non-competition and confidentiality clauses. However, if any dispute arises between our executive officers and the Company, it is hard to predict the extent to which any of these agreements could be enforced in China, where these executive officers reside, in light of the uncertainties with China's legal system.

The success of our business depends on our ability to attract, train and retain highly skilled employees and key personnel.

Because of the highly specialized, technical nature of our business, we must attract, train and retain a sizable workforce comprising highly skilled employees and other key personnel. Since our industry is characterized by high demand and intense competition for talent, we may have to pay higher salaries and wages and provide greater benefits in order to attract and retain highly skilled employees or other key personnel that we will need to achieve our strategic objectives. As we are still a relatively young company and our business has grown rapidly, our ability to train and integrate new employees into our operations may not meet the requirements of our growing business. Our failure to attract, train or retain highly skilled employees and other key personnel in numbers that are sufficient to satisfy our needs would materially and adversely affect our business.

Manufacturing or use of our products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Due to the high energy density inherent in Ni-MH batteries, our batteries can pose certain safety risks, including the risk of fire. Although we incorporate safety procedures in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our products may still cause accidents. Any accident, whether occurring at the manufacturing facilities or from the use of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damages.

We manufacture and market Ni-MH batteries only. If a viable substitute product or chemistry emerges and gains market acceptance, our business, financial condition and results of operations will be materially and adversely affected.

We manufacture and market Ni-MH batteries only. As we believe that the market for Ni-MH batteries has good growth potential, we have focused our R&D activities on exploring new chemistry and formula to enhance our product quality and features while reducing cost. Some of our competitors are conducting R&D on alternative battery technologies, such as lithium and fuel based cells. If any viable substitute product emerges and gains market acceptance because it has more enhanced features, more power, more attractive pricing, or better reliability, the market demand for our products may be reduced, and accordingly our business, financial condition and results of operations would be materially and adversely affected.

We face risks associated with the marketing, distribution and sale of our products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

In the years ended December 31, 2008 and 2007, we derived 10% and 21%, respectively, of our sales from outside the PRC. The marketing, international distribution and sale of our products expose us to a number of risks, including:

  fluctuations in currency exchange rates;

  difficulty in engaging and retaining distributors that are knowledgeable about, and can function effectively in, overseas markets;

  increased costs associated with maintaining marketing efforts in various countries;

  difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

  inability to obtain, maintain or enforce intellectual property rights; and

  trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

We rely on third parties whose operations are outside our control.

We rely on arrangements with third-party shippers and carriers such as independent shipping companies for timely delivery of our products to our customers. As a result, we may be subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor strikes, inclement weather, natural disasters and rapidly increasing fuel costs. If the services of any of these third parties become unsatisfactory, we may experience delays in meeting our customers' product demands and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and could cause us to lose customers.

We also utilize third party distributors and manufacturer's representatives to sell, install and service certain of our products. While we are selective in whom we choose to represent us, it is difficult for us to ensure that our distributors and manufacturer's representatives consistently act in accordance with the standards we set for them. To the extent any of our end-customers have negative experiences with any of our distributors or manufacturer's representatives; it could reflect poorly on us and damage our reputation, thereby negatively impacting our financial results.

Defects in our products could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share.

We have purchased certain product liability insurance from some PRC-based insurance companies to provide against any claims against us based on our product quality. If any of our products is found to have reliability, quality or compatibility problems, we will be required to accept returns, provide replacement, provide refund, or pay damages. As our insurance policy imposes a ceiling for maximum coverage and high deductibles, we may not be able to obtain from our insurance policy an amount enough to compensate our customers for damages they suffered attributable to the quality of our products. Moreover, as our insurance policy also excludes certain types of claims from its coverage and if any of our customers' claims against us falls into those exclusions, we would not receive any amount from our insurance policy at all. In either case, we may still be required to incur substantial amounts to indemnify our customers in respect of their product quality claims against us, which would materially and adversely affect the results of our operations and severely damage our reputation.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause our loss of significant rights and inability to continue providing our existing product offerings.

Our success also depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to nickel metal hydride battery technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly expensive and time-consuming. If there is a successful claim of infringement against us, we may be required to pay substantial damages to the party claiming infringement, develop non-infringing technologies or enter into royalty or license agreements that may not be available at acceptable terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis would harm our business. Protracted litigation could result in our customers, or potential customers, deferring or limiting their purchase or use of our products until resolution of such litigation. Parties making the infringement claim may also obtain an injunction that can prevent us from selling our products or using technology that contains the allegedly infringing contents. Any intellectual property litigation could have a material adverse effect on our business, results of operation and financial condition.

Future litigation could impact our financial results and condition.

Our business, results of operations and financial condition could be affected by significant future litigation or claims adverse to us. Types of potential litigation cases include: product liability, contract, employment-related, labor relations, personal injury or property damage, intellectual property, stockholder claims and claims arising from any injury or damage to persons, property or the environment from hazardous substances used, generated or disposed of in the conduct of our business (or that of a predecessor to the extent we are not indemnified for those liabilities).

We may not be able to prevent others from unauthorized use of our intellectual property, or others may challenge our intellectual property rights, which could harm our business and competitive position.

We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements to protect our intellectual property rights. We own three registered patents in China and have one pending patent applications in China. We have one registered trademarks in China and the European Union that cover various categories of goods and services. We can make no assurances that all the pending patent applications will result in issue of patents or, if issued, that it will sufficiently protect our intellectual property rights. Nor can we make any assurances that any patent, trademark or other intellectual property rights that we have obtained may not be challenged by third parties. Implementation of PRC intellectual property-related laws has historically been lax, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may not be adequate to prevent unauthorized use of our intellectual property rights. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us any royalties. Though we are not currently involved in any litigation with respect to intellectual property, we may need to enforce our intellectual property rights through litigation.

Compliance with environmental regulations can be expensive, and our failure to comply with these regulations may result in adverse publicity and a material adverse effect on our business.

As a manufacturer, we are subject to various PRC environmental laws and regulations on air emission, waste water discharge, solid waste and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the PRC environmental legal regime is evolving and becoming more stringent. Therefore, if the PRC government imposes more stringent regulations in the future, we will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in material aspects, we may suffer from negative publicity and may be required to pay substantial fines, suspend or even cease operations. Failure to comply with PRC environmental laws and regulations may materially and adversely affect our business, financial condition and results of operations.

Future government regulations or other standards could have an adverse effect on our operations.

Our operations are subject to other laws, regulations and licensing requirements of national and local authorities in the PRC. We are required to obtain licenses or permits from the PRC central government and from Guangdong province, where we operate, and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. In the event that these laws, regulations and/or licensing requirements change, we may be required to modify our operations or to utilize resources to maintain compliance with such rules and regulations. In addition, new regulations may be enacted that could have an adverse effect on us.

We have limited insurance coverage against damages or loss we might suffer.

The insurance industry in China is still in an early stage of development and business interruption insurance available in China offers limited coverage compared to that offered in many developed countries. We do not carry business interruption insurance and therefore any business disruption or natural disaster could result in substantial damages or losses to us. In addition, there are certain types of losses (such as losses from forces of nature) that are generally not insured because either they are uninsurable or insurance cannot be obtained on commercially reasonable terms. Should an uninsured loss or a loss in excess of insured limits occur, our business could be materially adversely affected. If we were to suffer any losses or damages to our manufacturing facilities, our business, financial condition and results of operations would be materially and adversely affected.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company, but most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our stockholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of TMK constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, a “Round-trip Investment” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the 2006 M&A Rules, any Round-trip Investment must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

On February 5, 2010, Mr. Henian Wu, our Chairman and a founder of TMK, entered into an option agreement with Ms. Guifang Li, the sole shareholder of Unitech, pursuant to which Mr. Wu was granted an option to acquire all of the equity interests of Unitech owned by Ms. Li. Mr. Wu may exercise this option at any time commencing six (6) months after the date on which a resale registration statement covering the shares issued under our recent private placement is declared effective by the SEC and ending on the fifth anniversary of the date thereof. After exercise of this option, Mr. Wu will be our controlling stockholder, through his ownership of Unitech. His acquisition of our equity interest, or the Acquisition, is required to be registered with the AIC in China. He will also be required to make filings with the Shenzhen SAFE, to register the Company and its non-PRC subsidiaries to qualify them as SPVs, pursuant to Circular 75 and Circular 106.

The PRC regulatory authorities may take the view that the Acquisition and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, Mr. Wu will become a majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiaries. The PRC regulatory authorities may also take the view that the registration of the Acquisition with the relevant AIC, and the filings with the Shenzhen SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiaries. Additionally, the PRC regulatory authorities may take the view that the Acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiaries' business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiaries. But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiaries' business than if the Company had direct ownership of our Chinese subsidiaries. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiaries, our business and financial performance will be materially adversely affected.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our articles of incorporation and bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Nevada corporate law and our articles of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

  deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

  require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

  allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Through our indirect Chinese subsidiary, TMK, we design, develop, manufacture and sell environmentally-friendly Ni-MH rechargeable batteries, which are commonly used to power the following end applications:

  vacuum cleaners and other household electrical appliances;

  cordless power tools;

  medical devices;

  light electric vehicles, such as bicycles, electric vehicles and hybrid electric vehicles;

  other applications, such as light fittings, battery-operated toys, telecommunications, traffic control, and traffic lighting applications; and

  personal portable electronic devices, such as digital cameras, portable media players, portable gaming devices and PDAs.

We conduct all of our operations in Shenzhen City, China, in close proximity to China's electronics manufacturing base and its rapidly growing market. Our access to China's supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. In addition, we have automated key stages of our manufacturing process to be able to produce high-quality battery cells that consistently meet the stringent requirements of our customers.

Historically, we have focused on the development of high-rate Ni-MH rechargeable batteries of types SC, C, D, and F and have been engaged in the large-scale production of these products for over eight years. The target customers of these products are mainly factories that produce power tools, vacuum cleaners and other household electrical appliances, electric bicycles, battery-operated toys and medical devices and whose requirements for battery performance are higher-rate than those of the ordinary type AA and AAA batteries used for domestic purposes. Some of our customers include Siemens, LG, Electrolux, Bosch, Venom, and Changhong. More recently, we have developed a working prototype of a hybrid electric vehicle battery pack and are producing sample cells for testing for an electric vehicle battery pack. To expand our business into the hybrid electric vehicle and electric vehicle markets, we plan to establish an advanced power battery research and development center, set up a battery-production base for small scale testing and production and establish a cooperation application demonstration point with 1-3 vehicle producers to lay a solid foundation for the approval of the project and for the support of the government. To date, we have entered into letters of intent with two automobile companies in China for the sale of our hybrid electric vehicle battery backs.

We are also actively seeking opportunities to expand into the Lithium-Ion battery space. We have a lithium battery patent and some customers who are the purchasers of both nickel-metal hydride battery and Lithium-Ion battery. Therefore,, we are searching for the potential acquiree to develop our production capacity to meet the demand of our customers and to grow our business.

In addition, we have been actively seeking opportunities to design and distribute batteries for use in telecommunications, traffic control, and traffic lighting applications. We have developed working prototypes of both nickel-metal hydride battery and Lithium-Ion battery and sent to our customers for testing and expect to get our first purchase orders before the end of 2010.

Our operations have grown since our inception in September 2001. Our revenues increased from $24.9 million in fiscal year 2007 to $36.7 million in fiscal year 2008, representing a compounded growth rate of approximately 47.3%.

Total company backlog as of September 30, 2009 was $12 million.

Recent Developments

Acquisition of Leading Asia

On February 10, 2010, we entered into and closed the Share Exchange Agreement with Leading Asia, a BVI company, and its sole shareholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The share exchange transaction with Leading Asia was treated as a reverse acquisition, with Leading Asia as the acquirer and China TMK Battery Systems Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leading Asia and its consolidated subsidiaries.

Immediately following closing of the reverse acquisition of Leading Asia, Unitech transferred 10,524,600 of the 25,250,000 shares issued to it under the share exchange to 22 individuals and entities, pursuant to a share allocation agreement that Unitech entered into with these people on February 10, 2010. Among them, 9 individuals and entities received 1,910,600 shares from Unitech for providing consulting services to Leading Asia and its subsidiaries in assisting them to consummate the reverse acquisition of Leading Asia. The remaining 8,614,000 shares were gifted from Unitech to 13  individuals and entities who did not provide services to Leading Asia or its subsidiaries.

In connection with our reverse acquisition of Leading Asia, we also entered into the Cancellation Agreement with United Fertilisers, our controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of our common stock owned by it.

Upon the closing of the reverse acquisition on February 10, 2010, James W. Morgon, our sole director and officer, resigned as our director and from all offices of the Company that he held. Also upon the closing of the reverse acquisition, our board of directors increased its size to five (5) members and appointed Mr. Henian Wu, Mr. Zongfu Wang, Mr. Junbiao Huang, Ms. Xiangjun Liu and Mr. Jun Tu to fill the vacancies created by Mr. Morgon's resignation and such increase. In addition, our board of directors appointed Ms. Xiangjun Liu to serve as our Chief Executive Officer and President, Mr. Xiaodong Xiao to serve as our Chief Financial Officer and Mr. Jinfeng Huang to serve as our Chief Technology Officer, effective immediately at the closing of the reverse acquisition.

Leading Asia, our BVI subsidiary, was formed as a holding company on July 8, 2008. On August 12, 2008, Leading Asia acquired Good Wealth, our Hong Kong subsidiary, which was established as an investment holding company on May 16, 2008. On September 25, 2008, Good Wealth acquired 100% of the equity interest in TMK, our PRC operating subsidiary, pursuant to an equity transfer agreement with Henian Wu, Zongfu Wang and Junbiao Huang, the founders of TMK. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. TMK was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and TMK was granted the new business license. Following approval of its change of business registration, TMK will need to carry out registration formalities with other PRC authorities include state and local tax, foreign exchange, finance and public security authorities.

TMK, our PRC operating subsidiary, was established as a purely domestically funded enterprise on September 3, 2001 to engage in the production and sale of environmental friendly sealed nickel-metal hydride batteries; to set up companies (specific projects to be approved separately); to engage in domestic commerce and supply and sale of commodities (excluding commodities reserved for sale or controlled by the state); and to generally import and export such products.

On February 10, 2010, we changed our name to “China TMK Battery Systems Inc.” to more accurately reflect our new business operations. Our common stock will be quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “DFEL” until FINRA assigns a new symbol to our common stock in connection with our name change.

Private Placement Transaction

On February 10, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 5,486,000 shares of our common stock for an aggregate purchase price of $6,857,500, or $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. Assuming that the Warrants issued in the transaction are exercised, the securities issued represented approximately 21.90% of our issued and outstanding capital stock as of and immediately after closing date.

As a condition to the closing of the private placement transaction, on February 10, 2010, we entered into the Registration Rights Agreement with the investors, pursuant to which we are obligated to register the securities issued in the private placement within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement covering the resale of the securities and any other shares of common stock issuable to the investors under the transaction documents. If we do not file the required registration statement in a timely manner, or if we fail to file pre-effective amendments to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then we are obligated to pay to each of the investors a liquidated damages fee of 1% per month of such investors' investment, payable in cash, for every thirty-day period up to a maximum of 6%, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC. Furthermore, we are obligated to pay any liquidated damages for our failure to file a registration statement at any time following the one year anniversary of the closing date of the private placement. The Registration Rights Agreement also gives the investors customary piggyback registration rights.

In connection with the closing of the private placement transaction, Unitech, our controlling stockholder, its shareholder, Ms. Guifang Li, and Mr. Henian Wu, our Chairman, entered into the Make Good Escrow Agreement with the Company and the investors, pursuant to which each of them agreed to certain “make good” provisions in the event that we do not meet a certain income threshold for fiscal year 2010. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and the delivered into escrow certificates evidencing 1,293,748 shares of our common stock held by Unitech, to be held for the benefit of the investors. The parties agreed that if our recurring operating income for the fiscal year ending December 31, 2010, as determined in accordance with GAAP before any extra-ordinary gains and excluding any non-cash expenses and one-time expenses related to the private placement transaction, is less than $9,000,000, the escrow agent will be obligated to transfer and deliver, without any further action on the part of the investors, all of the shares to the investors on a pro rata basis for no consideration. The parties agreed that, for purposes of determining whether or not the recurring operating income is met, any liquidated damages under the private placement or share exchange documents, if any, and any expenses incurred as a result of our hiring of an investor relations firm will not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment.

In connection with the closing of the private placement transaction, Unitech, Ms. Guifang Li, and each of our directors and officers each entered into a Lock-Up Agreement, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the effective date of a registration statement covering the shares issued in connection with the private placement.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese Economy. We operate our facilities in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of over 10% in gross domestic product from 1996 through 2008. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

  Demand for Ni-MH-Based Batteries. All of our products are Ni-MH-based rechargeable batteries. Rechargeable Ni-MH-based batteries, compared to other types of rechargeable batteries based on nickel cadmium chemistries, have a higher energy density, meaning a greater energy capacity relative to a given battery cell's weight and size, and are considered to have a much lower environmental impact due to the absence of toxic cadmium, and while lithium-based rechargeable batteries have a higher energy density than Ni-MH batteries, they also have a much lower shelf-life than Ni-MH batteries and are more expensive. In addition, Ni-MH batteries have the following advantages: very low degradation, with less than 5% after 100 full charge/discharge cycles; ability to store and provide power in a wide temperature range (-58oF to +176oF) making them a very reliable energy source for solar lighting and in-field uninterruptible power systems; and slow rate of discharge, retaining 90% of full capacity after 28 days, making them ideal for in-field uninterruptible power supply systems with minimum maintenance requirements. As a result, use of Ni-MH-based batteries has risen significantly in portable consumer electronics products, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery-operated toys. As the cost/power ratio of Ni-MH-based batteries continues to improve, it is expected that its usage will also extend into other applications.

  PRC Economic Stimulus Plans. The PRC government has issued a policy entitled “Central Government Policy On Stimulating Domestic Consumption To Counter The Damage Result From Export Business Of The Country,” pursuant to which the PRC Central Government is dedicating approximately $580 billion to stimulate domestic consumption. Companies that are either directly or indirectly related to construction, and to the manufacture and sale of building materials, electrical household appliances and telecommunication equipment, are expected to benefit. An executive order has been announced that the PRC Central Government will improve the living standard in the country's rural areas by subsidizing the purchase of any electric household appliance for every household in the rural area. We expect to indirectly benefit from the economic stimulus plan through the demand of products using Ni-MH-based batteries.

  Product Development and Brand Recognition. We believe that in order to compete effectively in our product market, we need to constantly improve the quality of our products and deliver new products. As such, we face the challenge of expanding our research and development capacity. We need to maintain a strong and sufficient research and development team and identify the right directions for our research and development. We also face the long-term challenge of developing our brand recognition. In addition to providing high quality products and effective project execution, we believe that in order to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share, we will also need to continue expanding our sales channels and engage in more sophisticated marketing. With adequate funding, we plan to acquire a number of competitors that are strong in direct sales and channels to compliment our strengths in product design, integration, and implementation. We believe that this strategy would result in driving our strength in products and services to a wider client base.

Taxation

United States, BVI and Hong Kong

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States.

Leading Asia was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

Good Wealth was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5%. No provision for Hong Kong Profits Tax has been made as Leading Asia has no taxable income.

China

Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People's Congress of China passed the New EIT Law and on November 28, 2007, the State Council of China passed the New EIT Law Implementing Rules, which took effect on January 1, 2008. The New EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Despite these changes, the New EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law will be subject to gradually increased EIT rates over a 5-year period until their tax rate reaches 25%. In addition, the Old FIEs that are eligible for other preferential tax treatments by the PRC government under the original EIT law are allowed to continue enjoying their preference until these preferential treatment periods expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

TMK is registered in PRC and was entitled to tax advantages granted by the local government for corporate income taxes and sales taxes commencing in 2005. TMK was entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. Under the New EIT Law, companies designated as High- and New-Technology Enterprises may enjoy a reduced national EIT rate of 15%, subject to government verification for Hi-Tech company status in every three years. TMK was granted qualification as a High-Tech Enterprise and is now subject to the reduced EIT rate of 15%.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization's global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the New EIT Law, we may be classified as a ‘resident enterprise' of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

In addition, the New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises' shareholder has a tax treaty with China that provides for a different withholding arrangement. TMK is considered an FIE and is directly held by our subsidiary in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Good Wealth by TMK, but this treatment will depend on our status as a non-resident enterprise.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value added tax, or VAT, at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to some or all of the refund of VAT that it has already paid or borne.

Results of Operations

Comparison of Nine Months Ended September 30, 2009 and September 30, 2008

The following table sets forth key components of our results of operations during the nine month periods ended September 30, 2009 and 2008, both in dollars and as a percentage of our net sales. As the acquisition of Leading Asia, Good Wealth and TMK was entered into after September 30, 2009 and during the periods indicated such entities were the only entities in our combined business that had operations, the results of operations below refer only to that of Leading Asia, Good Wealth and TMK.

	For Nine Months Ended		For Nine Months Ended
	September 30, 2009		September 30, 2008
		% of Sales		% of Sales
	Amount	Revenue	Amount	Revenue
Sales revenue	$34,279,510	100.0%	$26,354,247	100.0%

Cost of sales	25,950,963	75.7%	20,550,066	78.0%

Gross profit	8,328,547	24.3%	5,804,181	22.0%

Operating expenses
Selling expenses	667,284	1.9%	612,111	2.3%
Administrative expenses	1,003,866	2.9%	666,914	2.5%
Research and development expenses	377,870	1.1%	466,037	1.8%
Total operating expenses	2,049,020	6.0%	1,745,062	6.6%

Income from operations
Loss on disposal of assets	-	-	16,263	0.1%
Interest income	3,741	0.0%	33,992	0.1%
Interest expense	421,244	1.2%	329,374	1.2%
Other income (expense)	12,534	0.0%	(27,343)	0.1%

Income before income taxes	5,874,558	17.1%	3,720,131	14.1%

Income taxes	881,090	2.6%	-	-

Net income	$4,993,468	14.6%	$3,720,131	14.1%

Sales Revenue. Our sales revenue increased to $34.3 million in the nine months ended September 30, 2009 from $26.4 million in the same period in 2008, representing a 30.1% increase period-over-period. The increase in revenue was attributed mainly to the increased demand for our products, which we believe is a result of our market expansion efforts.

Cost of Sales. Our cost of sales increased $5.4 million, or 6.3%, to $26.0 million in the nine months ended September 30, 2009 from $20.6 million in the same period in 2008. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue. The cost of goods sold per sales ratio changed from 78.0% to 75.7%.

Gross Profit and Gross Margin. Our gross profit increased $2.5 million, or 43.5%, to $8.3 million in the nine months ended September 30, 2009 from $5.8 million in the same period in 2008. Gross profit as a percentage of net revenue was 24.3% and 22.0% for the nine months ended September 30, 2009 and 2008, respectively. The increase in the gross margin was primarily due to increase in selling price.

Administrative Expenses. Our administration expenses increased $0.3 million, or 50.5%, to $1.0 million in the nine months ended September 30, 2009 from $0.7 million in the same period in 2008. This increase was mainly due to expansion of our business.

Research and Development Expenses. Our research and development expenses consist of the costs associated with research and development personnel and expense in research and development projects. Our research and development expenses decreased $0.09 million, or 18.9%, to $0.38 million in the nine months ended September 30, 2009 from $0.47 million in the same period in 2008. This reason of the decrease was that our products are mature and we focused on the expansion of our production capacity.

Selling Expenses. Our selling expenses increased $0.06 million, or 9.0%, to $0.67 million in the nine months ended September 30, 2009 from $0.61 million in the same period in 2008. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue.

Interest Income. Interest income decreased $30,521, or 112.4%, to $3,741 in the nine months ended September 30, 2009 from $33,992 in the same period in 2008, primarily due to the decrease in the cash balance and the interest rate during the period.

Interest Expense. Interest expense increased $0.1 million, or 27.9%, to $0.4 million in the nine months ended September 30, 2009 from $0.3 million in the same period in 2008, primarily due to an increase in bank loans.

Other Income. Other income is $12,534 in the nine months ended September 30, 2009 compared to the other expense of $27,343 in the same period in 2008. The increase was primarily due to the disposal of the waste materials.

Income Before Income Taxes. Our income before income taxes increased by $2.2 million, or 57.9%, to $5.9 million in the nine months ended September 30, 2009 from $3.7 million in the same period in 2008. The reason for such increase was mainly due to increase in our sales and gross margin.

Income Taxes. We incurred $0.9 million income tax expenses in the nine months ended September 30, 2009, as compared to nil in the same period last year. Such increase was mainly due to expiration of our full income tax exemption. See “Taxation” above for more information.

Net Income. In the nine months ended September 30, 2009, we generated a net income of $5.0 million, an increase of $1.3 million, or 34.2%, from $3.7 million in the same period in 2008. This increase was primarily attributable to increase in our sales and gross margin and partially offset by the increase in income tax.

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

The following table sets forth key components of our results of operations during the fiscal years ended December 31, 2008 and 2007, both in dollars and as a percentage of our net sales. As the acquisition of Leading Asia, Good Wealth and TMK was entered into after December 31, 2008 and during the periods indicated such entities were the only entities in our combined business that had operations, the results of operations below refer only to that of Leading Asia, Good Wealth and TMK.

	Fiscal Year Ended		Fiscal Year Ended
	December 31, 2008		December 31, 2007
		% of Sales		% of Sales
	Amount	Revenue	Amount	Revenue
Sales revenue	$36,846,151	100.0%	$24,949,554	100.0%

Cost of sales	28,236,136	76.6%	18,503,895	74.2%

Gross profit	8,610,015	23.4%	6,445,659	25.8%

Operating expenses
Selling expenses	872,441	2.4%	714,853	2.9%
Administrative expenses	1,092,000	3.0%	744,618	3.0%
Research and development expenses	624,051	1.7%	521,130	2.1%
Total operating expenses	2,588,492	7.0%	1,980,601	7.9%

Income from operations
Loss on disposal of assets	17,644	0.0%	-	-
Interest income	53,335	0.1%	46,369	0.2%
Interest expense	422,550	1.1%	409,629	1.6%
Other income (expense)	22,381	0.1%	(2,669)	0.0%

Income before income taxes	5,657,045	15.4%	4,016,295	16.1%

Income taxes	-	-	-	-

Net income	$5,657,045	15.4%	4,016,295	16.1%

Sales Revenue. Our sales revenue increased to $36.8 million in the fiscal year ended December 31, 2008 from $24.9 million last year, representing a 47.3% increase year-over-year. The increase in revenue was attributed mainly to the increased demand for our products, which we believe is a result of our market expansion efforts.

Cost of Sales. Our cost of sales increased $9.3 million, or 52.6%, to $28.2 million in the fiscal year ended December 31, 2008 from $18.5 million in the same period in 2007. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue. The cost of goods sold per sales ratio changed from 74.2% to 76.6%.

Gross Profit and Gross Margin. Our gross profit increased $2.2 million, or 33.6%, to $8.6 million in the fiscal year ended December 31, 2008 from $6.4 million in the same period in 2007. Gross profit as a percentage of net revenue was 25.8% and 23.4% for the years ended December 31, 2008 and 2007, respectively. The decrease in the gross margin was primarily due to increase in raw materials.

Administrative Expenses. Our administration expenses increased $0.4 million, or 46.7%, to $1.1 million in the fiscal year ended December 31, 2008 from $0.7 million in the same period in 2007. This increase was mainly due to expansion of our business.

Research and Development Expenses. Our research and development expenses consist of the costs associated with research and development personnel and expense in research and development projects. Our research and development expenses increased $0.1 million, or 19.7%, to $0.6 million in the fiscal year ended December 31, 2008 from $0.5 million in 2007. We believe that our focus on research and development contributed to the increase in our total sales.

Selling Expenses. Our selling expenses increased $0.16 million, or 22.0%, to $0.87 million in the fiscal year ended December 31, 2008 from $0.71 million in the same period in 2007. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue.

Interest Income. Interest income increased $6,966, or 15.0%, to $53,335 in the fiscal year ended December 31, 2008 from $46,369 in the same period in 2007, primarily due to the increase in cash balance during 2008.

Interest Expense. Interest expense increased $12,921, or 3.2%, to $422,550 in the fiscal year ended December 31, 2008 from $409,629 in the same period in 2007, primarily due to increase in bank loans.

Other Income. Other income was $22,381 in the year ended December 31, 2008 compared to other expense of $2,669 in the same period in 2007. The increase was primarily due to write-offs of the payables.

Income Before Income Taxes. Our income before income taxes increased by $1.7 million, or 40.9%, to $5.7 million in the fiscal year ended December 31, 2008 from $4.0 million in the same period in 2007. The reason for such increase was mainly due to the increase in our sales and gross margin.

Income Taxes. We did not incur income tax expenses in the fiscal year ended December 31, 2008 and 2007, as we are fully exempt from income tax in the PRC. See “Taxation” above for more information.

Net Income. In the fiscal year ended December 31, 2008, we generated a net income of $5.7 million, an increase of $1.7 million, or 40.9%, from $4.0 million in 2007. This increase was primarily attributable to an increase in our sales.

Liquidity and Capital Resources

As of September 30, 2009, we had cash and cash equivalents of $1.4 million, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in U.S. dollars)

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2009	2008	2008	2007
Net cash provided by (used in) operating activities	$2,739,711	$1,173,784	$6,344,630	$492,246
Net cash provided by (used in) investing activities	(7,628,355)	(1,451,359)	(3,355,276)	(1541,990)
Net cash provided by (used in) financing activities	5,143,345	280,662	(3,247,529)	2,537,872
Effects of exchange rate change in cash	1,489	(84,325)	(170,174)	(50,576)
Net increase (decrease) in cash and cash equivalents	256,190	(81,238)	(428,349)	1,437,652
Cash and cash equivalent at beginning of the year	1,118,983	1,547,332	1,547,332	109,680
Cash and cash equivalent at end of the year	$1,375,173	$1,466,094	$1,118,983	$1,547,332

Operating activities

Net cash provided by operating activities was $2.7 million for the nine months ended September 30, 2009, as compared to $1.2 million net cash provided by operating activities for the same period in 2008. The increase in net cash provided in operating activities was primarily due to a decrease in accounts receivable and an increase in accounts payable. Our increase in net cash provided in operating activities for the nine months ended September 30, 2009 was partially offset by an increase in cash used in advances to suppliers and inventories in response to demand of our products.

Net cash used in operating activities was $6.3 million for the year ended December 31, 2008, as compared to $0.5 million provided by operating activities for 2007. The increase in net cash provided in operating activities was primarily due to a decrease in accounts receivable and inventory.

Investing activities

Net cash used in investing activities for the nine months ended September 30, 2009 was $7.6 million, as compared to $1.5 million net cash used in investing activities for the same period of 2008. The increase of net cash used in investing activities was mainly attributable to plant renovation and purchasing of equipment for expanding our production capacity.

Net cash used in investing activities for the year ended December 31, 2008 was $3.4 million, as compared to $1.5 million net cash used in investing activities in 2007. The increase in net cash used in investing activities was mainly attributable to an increase in the purchase of equipment used in our production.

Financing activities

Net cash provided by financing activities for the nine months ended September 30, 2009 was $5.1 million, as compared to $0.3 million net cash provided by financing activities for the same period of 2008. The increase of net cash provided by financing activities was mainly attributable to the increase in our bank loans during the 2009 period.

Net cash used in financing activities for the year ended December 31, 2008 was $3.2 million, as compared to $2.5 million net cash provided by in financing activities in 2007. The increase of net cash used in financing activities was mainly attributable to the decrease in availability of bank loans caused by the global financial and economic crisis during the 2008 period.

On February 10, 2010, we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 5,486,000 shares of our common stock, for a purchase price $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. As a result of this private placement we raised $6,857,500 in gross proceeds, which left us with $5,952,445 in net proceeds after the deduction of offering expenses in the amount of $905,055.

Loan Commitments

As of September 30, 2009, the amount, maturity date and term of each of our bank loans were as follows:

(all amounts in U.S. dollars)

Bank	Amount	Interest Rate	Maturity Date	Duration
ABN AMRO Bank	821,408	6.037%	November 15, 2009	1 Year
Bank of China	2,398,218	5.364%	June 20, 2010	1 Year
Ningbo Bank SZ Branch	1,173,440	5.310%	August 23, 2010	1 Year
Construction Bank of China	4,400,400	5.580%	January 22, 2012	3 Years

The outstanding short term bank loans listed above are used primarily for general working capital purposes. These are recurring loans which carry annual interest rates of 5.5% ~ 8.0% with maturity dates of less than one year. These loans are jointly guaranteed by Mr. Henian Wu, our Chairman, Mr. Zongfu Wang, our Vice President, and Mr. Junbiao Huang, our Chief Technology Officer, the founders of TMK. Interest expenses incurred for the above short-term bank loans for the years ended December 31, 2008 and 2007 and for the nine months ended September 30, 2009 and 2008 were $369,252, $302,553, $229,275, and $289,318, respectively.

To expand our business, we borrowed 3-year term loans from DBS Bank in 2006. Interest on loans was 5% fixed interest rate per annum. The loans were secured by machinery and equipment. The blended payments were paid monthly in arrears. We also borrowed a 3-year loan from Construction Bank of China in 2009. Interest on the loan is at prime rate plus 5% and is jointly guaranteed by Mr. Henian Wu, our Chairman, Mr. Zongfu Wang, our Vice President, and Mr. Junbiao Huang, our Chief Technology Officer, the founders of TMK. Loan payments of approximately $147,000 per month begin January, 2010. Interest expenses incurred for the above long term bank loans for the years ended December 31, 2008 and 2007 and for the nine months ended September 30, 2009 and 2008 were $53,298, $107,076, $191,969, and $40,056, respectively.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in travel industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introduction.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue recognition

The Company generates revenues from the sales of environment-friendly batteries including nickel metal hydride batteries. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of VAT. No return allowance is made as products returns are insignificant based on historical experience.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, in the United States of American. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Accounts receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers' balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset's (or asset group's) fair value.

Comprehensive income

The Company reports comprehensive income, its components, and accumulated balances in its financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments. No other items of comprehensive income are present.

Foreign currency

The functional currency of the Company is RMB. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared in RMB, are translated into the Company's reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder's equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2006	7.79750	7.96369
Year ended December 31, 2007	7.29410	7.59474
Year ended December 31, 2008	6.81710	6.93721
9 Months ended September 30, 2008	6.83510	6.97496
9 Months ended September 30, 2009	6.81756	6.82174

Government grants

Grants from the PRC government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the Company will comply with all attached conditions. Government grants are recognized as revenues or gains in the periods received and as assets, decreases of liabilities, or expenses depending on the form of the grants received.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board, or FASB, issued a standard that established the FASB Accounting Standards Codification, or ASC, amended the hierarchy of generally accepted accounting principles such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates, or ASUs. The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company's consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In September 2006, the FASB issued an accounting standard codified in ASC 820, Fair Value Measurements and Disclosures. This standard established a single definition of fair value and a framework for measuring fair value, set out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and required disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This standard applies under other accounting standards that require or permit fair value measurements. One of the amendments deferred the effective date for one year relative to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applied to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The adoption of the fair value measurement standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination during the period ended June 30, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security's entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security's fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company's consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance: the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product's essential functionality, and undelivered components that relate to software that is essential to the tangible product's functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company's consolidated results of operations and financial condition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 11, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen 518109, People's Republic of China.

			Amount and
			Nature of
Name and Address of Beneficial			Beneficial	Percent of
Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Henian Wu	Chairman	Common stock,	0	*
		$0.001 par value
Xiangjun Liu	CEO, President and Director	Common stock,	2,169,000	6.35%
		$0.001 par value
Zongfu Wang	Vice President and Director	Common stock,	0	*
		$0.001 par value
Junbiao Huang	Director	Common stock,	0	*
		$0.001 par value
Xiaodong Xiao	Chief Financial Officer	Common stock,	0	*
		$0.001 par value
Jinfeng Huang	Chief Technology Officer	Common stock,	0	*
		$0.001 par value
Jun Tu	Director	Common stock,	0	*
		$0.001 par value
All officers and directors as a group		Common stock,	2,169,000	6.35%
(7 persons named above)		$0.001 par value
5% Security Holders
Unitech International Investment		Common stock,	14,725,400	43.09%
Holdings Limited		$0.001 par value
Guifang Li		Common stock,	14,725,400(3)	43.09%
		$0.001 par value
Xiangjun Liu	CEO, President and Director	Common stock,	2,169,000	6.35%
		$0.001 par value
Jayhawk Private Equity Fund II, L.P.		Common stock,	1,800,000(4)	5.27%
930 Tahoe Blvd., 802-281		$0.001 par value
Incline Village, NV 89451
Kent C. McCarthy		Common stock,	1,800,000(4)(5)	5.27%
Jayhawk Private Equity Fund II, L.P.		$0.001 par value
930 Tahoe Blvd., 802-281
Incline Village, NV 89451

* Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	A total of 34,171,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of February 11, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Represents 18,717,300 shares of our common stock that are indirectly held by Ms. Li through Unitech, a BVI company owned and controlled by her. Ms. Li's ownership interests in Unitech are subject to an option agreement, which gives Mr. Henian Wu, our Chairman and a founder of TMK, an option to acquire all of Ms. Li's ownership interests in Unitech. For details regarding this option agreement, see our disclosures under “Changes in Control” below.

(4)	Consists of 1,200,000 shares of our common stock and 800,000 shares of our common stock issuable upon the exercise of a five-year warrant to purchase common stock at an initial exercise price of $1.60 per share.

(5)	Represents shares held by Jayhawk Private Equity Fund II, L.P. Kent C. McCarthy is the managing member of Jayhawk Capital Management LLC, which is the general partner of Jayhawk Private Equity Fund II, L.P., and has sole voting power and investment power over the securities held by Jayhawk Private Equity Fund II, L.P.

Changes in Control

On February 5, 2010, Mr. Henian Wu, our Chairman and a founder of TMK, entered into an option agreement with Ms. Guifang Li, the sole shareholder of Unitech, pursuant to which Mr. Wu was granted an option to acquire all of the equity interests of Unitech owned by Ms. Li. Mr. Wu may exercise this option at any time commencing six (6) months after the date on which a resale registration statement covering the shares issued under our recent private placement is declared effective by the SEC and ending on the five year anniversary of the date thereof. After exercise of this option, Mr. Wu will be our controlling stockholder, through his ownership of Unitech.

Other than with respect to the foregoing, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Henian Wu	46	Chairman
Xiangjun Liu	43	Chief Executive Officer, President and Director
Zongfu Wang	45	Vice President and Director
Junbiao Huang	41	R&D Director and Director
Xiaodong Xiao	42	Chief Financial Officer
Jinfeng Huang	32	Chief Technology Officer
Jun Tu	31	Director

Mr. Henian Wu. Mr. Wu has been our Chairman since the closing of our reverse acquisition of Leading Asia on February 10, 2010 and has served as the President and as a Director of TMK since August 2005. Prior to joining us, Mr. Wu served as the general manager of Shenzhen Flying Crane Financial Advisory Co., Ltd., a finance consulting company, from 2003 to 2005. Mr. Wu holds a Bachelor's degree in Financial Accounting from Hubei Business School.

Ms. Xiangjun Liu. Ms. Liu has been our Chief Executive Officer and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as the General Manager and as a Director of TMK since March 2009. Prior to joining us, Ms. Liu served from 2003 to March 2009 as the General Manager of Utron Power Technology (Zhuhai) Co., Ltd., a large PRC-based battery manufacturer. Ms. Liu holds a Bachelor's degree in Astronomy from Nanjing University and a Master's degree in Astrometry and Celestial Mechanics from Nanjing University.

Mr. Zongfu Wang. Mr. Wang has been our Vice president and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as vice president of TMK since 2006. Prior to that, he served as Vice president and general manager of TMK from 2002 to 2006. Mr. Wang holds a bachelor's degree in English from Yangzhou University.

Mr. Junbiao Huang Mr. Huang has been our Director of R&D and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as Director of R&D of TMK from 2001 to 2009. Mr Huang holds a master's degree in electrochemistry from Xiamen University.

Mr. Xiaodong Xiao. Mr. Xiao has been our Chief Financial Officer since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as the Chief Financial Officer of TMK since August 2005. Prior to joining us, Mr. Xiao served from 2000 to 2005, as the Director of the Treasurer's Office of Huanggang Branch, China Petroleum & Chemical Corporation, a state-owned company. Mr. Xiao holds a Bachelor's degree in Accounting from Beijing Yashan Petrochemical University.

Mr. Jinfeng Huang. Mr. Huang has been our Chief Technology Officer since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as the Chief Technical Officer of TMK since August, 2001. Mr. Huang holds a Bachelor's degree in Chemistry from North China University of Technology. Mr. Huang has published Research on the Storage Performance of NI-MH Battery and Research on Chargeable Method of NI-MH Battery in Battery and Battery Technology.

Mr. Jun Tu. Mr. Tu has been a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has been a member of TMK's financial department since 2008. Prior to that, he served as a sales manager at TMK from 2006 to 2008. Prior to joining us, Mr. Tu taught English at Wuhan University of Science and Technology. Mr. Tu holds a bachelor's degree in English from Wuhan University of Science and Technology.

Significant Employees

In addition to the foregoing named officers and directors, the following employees are also key to our business and operations:

NAME	AGE	POSITION
Zhaohui Su	35	Chief Technical Advisor of TMK
Tao Jiang	36	Chief Project Advisor of TMK
Qingqun Zhang	41	Chief Production Officer of TMK
Bing Li	33	Battery R&D Engineer of TMK
Longwei Zhou	35	Senior Engineer of R&D Technology of TMK
Liangyin Zhang	48	Chief Administrative Officer of TMK

Mr. Zhaohui Su. Mr. Su has served as the Chief Technical Advisor to TMK since 2007. Prior to joining us, Mr. Su served as Professor of State Key Laboratory for Physical Chemistry of Changchun Institute of Applied Chemistry of China Academy of Sciences. and responsible for 863 Program

Mr. Tao Jiang. Mr. Jiang has served as the Chief Project Director of TMK since 2007. Prior to joining us, he was an associate research fellow at the State Key Laboratory for Biomacromolecule of Institute of Biophysics of China Academy of Sciences. and responsible for State Spark Program

Xingqun Zhang, Mr. Zhang has served as the Chief Production Officer of TMK since April 2009. Prior to joining us, he served from May 2007 to March 2009, as deputy general manager of Huizhou Jiucong Industrial Co., Ltd., a battery manufacturer. Prior to that, he served from September 2006 to April 2007, as factory director of Shenzhen Huipu Energy Technology Co., Ltd, a battery manufacturer. Prior to that, he served from January 2005 to July 2006, as quality department director of Hunan Keliyuan High-Tech Co., Ltd., a battery manufacturer. Prior to that, he served from February 1992 to December 2004, in the assembly shop as quality engineer and production manager at Advanced Battery Factory, a Guangdong based manufacturer. Mr. Zhang holds a bachelor's degree in applied chemistry from Guangdong University of Technology

Mr. Bing Li. Mr. Li has served as a Battery R&D Engineer of TMK since July, 2007. Prior to joining us, he served from 2000 to 2006, as the Quality Manger of Shenzhen Haopeng Battery Co., Ltd., a battery manufacturer. Mr. Li holds a Bachelor's degree in Application Electronics from Jiangxi Nanchang University.

Mr. Longwei Zhou. Mr. Zhou has served as a Senior Engineer of R&D Technology of TMK since June, 2001. From 1994 to 1996, Mr. Zhou conducted research related to the development of Ni-MH battery at the Institute of New Energy Resources of Tianjin Nankai University and received his Master's degree from Tianjin University. Mr. Zhou holds a Bachelor's Degree in Chemistry from Jiaying University and a Master's Degree in Chemistry from Tianjin Nankai University.

Mr. Liangyin Zhang. Mr.Zhang has served as Chief Administrative Officer of TMK since August 2009, and as TMK's administrative manager from April 2008 to July 2009. Prior to that, Mr. Zhang served from October 2002 to April 2008 as TMK's Purchasing Manager.

Family Relationships

There is no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Xiangjun Liu,	2009	53,000	0	0	0	0	53,000
CEO and President (1)	2008	0	0	0	0	0	0
James W. Morgon	2009	0	0	0	0	0	0
	2008	0	0	0	0	0	0

(1)	On February 10, 2010, we acquired Leading Asia in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Ms. Xiangjun Liu became our Chief Executive Officer and President. Prior to the effective date of the reverse acquisition, Ms. Liu served as the General Manager of Leading Asia's subsidiary TMK. The annual, long term and other compensation shown in this table include the amount Ms. Liu received from such subsidiaries prior to the consummation of the reverse acquisition.

(2)	James W. Morgon resigned from all offices he held with us and his position as our director upon the closing of the reverse acquisition of Leading Asia on February 10, 2010.

Summary of Employment Agreements and Material Terms

Prior to the reverse acquisition of Leading Asia, our subsidiary, TMK, declared and paid dividends of $2,013,625 and $1,391,129 to the former owners of TMK for the years ended December 31, 2008 and 2007.  Other than these dividends, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers. We are in compliance with the PRC employment and labor rules.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2009 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

  In consideration of loans from United Fertilizers in the following amounts and on such dates, on November 3, 2008, we issued a one year, 9% promissory note to United Fertilizers in the principal amount of $35,000 (which was extended through May 2, 2010), on March 18, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $25,950, on May 21, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $40,000 and on August 13, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $25,000. On January 29, 2010, United Fertilizers released the Company from all obligation to repay the principal amount and any accrued and unpaid interest on these notes.

  Q-Lite Industrial Co., Ltd., or Q-Lite, is a PRC company in which Ms. Zhengfei Yu, the wife of Mr. Zhongfu Wang, our director and Vice President and the Vice President of TMK, holds a 25% minority interest. During the years ended December 31, 2008, 2007 and 2006 and nine months ended September 30, 2009 and 2008, we sold products to Q-Lite in the amounts of $69,758, $146,527, $30,396, $322,959 and $61,766, respectively. We extend the same 45-day payment terms to Q-Lite as we do to our other customers.

  On November, 15, 2008, we purchased a building located in Shenzhen City, Nanshan District from Ms. Lanzhen Tu, the wife of Mr. Henian Wu, our Chairman and TMK's President, for a purchase price of $1,862,406 (approximately, RMB 12,696,200). The building was used as collateral to get a bank loan from the Construction Bank of China with guarantee of the three company owners.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

On January 16, 2009, TMK was sued by Wen-Chang Management Consulting Services Company Limited, or Wen-Chang, in the BaoAn District Court, with respect to RMB226,598.08 (approximately, $33,177) in outstanding consultancy fees claimed by Wen-Chang. The BaoAn District Court ruled in favor of Wen-Chang and ordered TMK to pay to the plaintiff a sum of RMB144,800, plus a liquidated damages in the sum of RMB50,000 (collectively equal to $28,522). TMK appealed the BaoAn District Court's ruling to the Shenzhen Municipal Intermediate Court, based on its belief that Wen-Chang had failed to provide the training services required under the relevant contract between TMK and Wen-Chang. The Intermediate Court heard the case in June 2009, but as of the date of this filing, had not yet ruled on the matter. We expect to prevail in this matter, however, management does not believe that an adverse ruling will have a material impact on our business and operations.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol “DFEL” on the Electronic Bulletin Board maintained by the Financial Industry Regulatory Authority, however there is not currently, nor has there ever been, an active trading market for our common stock, and no information is available for the prices of our common stock, as reported by www.quotemedia.com. The CUSIP number is 244535209.

Holders

As of February 11, 2010 there were approximately 68 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

Prior to the reverse acquisition of Leading Asia, our subsidiary, TMK, declared and paid dividends of $2,013,625 and $1,391,129 to the former owners of TMK for the years ended December 31, 2008 and 2007.  Other than these dividends, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue up to 10,000,000 shares of preferred stock, par value of $0.001 in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company's common stock nor the holders of the Company's preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our Articles of Incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

Our Articles of Incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent And Registrar

Our independent stock transfer agent is Island Stock Transfer, Inc. Their mailing address is 100 Second Avenue South, Suite 705S, St. Petersburg, FL 33701. Their phone number is (727) 289-0010.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

  The Company shall indemnify its directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by the board of directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

On February 10, 2010, we issued 25,250,000 shares of our common stock to Unitech, the sole shareholder of Leading Asia. The total consideration for the 25,250,000 shares of our common stock was 50,000 shares of Leading Asia, which is all the issued and outstanding capital stock of Leading Asia. The number of our shares issued to Unitech was determined based on an arms-length negotiation. The issuance of our shares to Unitech was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On February 10, 2010, we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors 5,486,000 shares of our common stock, for an aggregate purchase price of $6,857,500, or $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

On February 10, 2010, we also issued an aggregate of 560,000 shares of our common stock and warrants for the purchase of an aggregate of 658,320 shares of our common stock, exercisable for a period of five years at an exercise price of $1.60 per share, to Hudson Securities, Inc. and/or its designees, as partial compensation for services provided by them in connection with the reverse acquisition of Leading Asia and the private placement transaction, respectively. Hudson Securities, Inc. and its designees also received a cash fee of $50,000 for its services in connection with the reverse acquisition of Leading Asia and a cash fee of $495,738, or 6.5% of the gross proceeds received from the sale of the securities to the investors, for its services in connection with the private placement. The issuance of these securities was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

Pursuant to an Investor Relations Consulting Agreement, dated February 10, 2010, we also issued 125,000 shares of our common stock to Hayden Communications International, Inc., as partial consideration for investor relations services to be provided by it under the agreement. The issuance of these shares was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations in substance that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

In connection with the reverse acquisition of Leading Asia, the former shareholder of Leading Asia, Unitech, acquired 90.18% of the total outstanding shares of our capital stock and 90.18% total voting power of all our outstanding voting securities.

ITEM 5.02.

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the Share Exchange Agreement, on February 10, 2010, James W. Morgon, our Chief Executive Officer, President and director, submitted his resignation letter pursuant to which he resigned from all offices of the Company that he held and from his position as our director effective immediately. Mr. Morgon's resignation was not in connection with any known disagreement with us on any matter.

A copy of this report has been provided to Mr. Morgon. Mr. Morgon has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

Also upon the closing of the reverse acquisition, our board of directors increased its size to five (5) members and appointed Mr. Henian Wu, Mr. Zongfu Wang, Mr. Junbiao Huang, Ms. Xiangjun Liu and Mr. Jun Tu to fill the vacancies created by Mr. Morgon's resignation and such increase.

On the same day, our board of directors appointed Ms. Liu Xiangjun to serve as our Chief Executive Officer and President, Mr. Xiaodong Xiao to serve as our Chief Financial Officer and Mr. Jinfeng Huang to serve as our Chief Technology Officer, effective immediately at the closing of the reverse acquisition. For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03.

AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On February 10, 2010, we filed an amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, pursuant to which we amended our previous Articles of Incorporation to change our name from “Deerfield Resources, Ltd.” to “China TMK Battery Systems Inc.” A copy of the Certificate of Amendment of Articles of Incorporation is filed as Exhibit 3.3 to this report.

On February 10, 2010, our board of directors approved a change in our fiscal year end from September 30 to December 31.

These changes are being effectuated in connection with the reverse acquisition transaction described in Item 2.01 above.

ITEM 5.06

CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are:

  Audited consolidated financial statements of Leading Asia Pacific Investment Limited at December 31, 2008 and for the period from inception (July 8, 2008) to December 31, 2008 and unaudited consolidated financial statements of Leading Asia Pacific Investment Limited at September 30, 2009 and for the nine months ended September 30, 2009.

  Audited financial statements of Shenzhen TMK Power Industries Ltd. for at December 31, 2008 and 2007 and for years ended December 31, 2008, 2007 and 2006, and unaudited financial statements of Shenzhen TMK Power Industries Ltd. at September 30, 2009 and 2008 and for the nine months ended September 30, 2009 and 2008.

(b) Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of Leading Asia Pacific Investment Limited and its subsidiaries.

(d) Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated February 10, 2010, among the Company, Leading Asia Pacific Investment Limited and Unitech International Investment Holdings Limited.
3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006].
3.2	Amendment to Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 11, 2008]
3.3	Amendment to Articles of Incorporation of the Company.
3.4	Bylaws of the Company, adopted on June 27, 2006 [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006].
4.1	Form of Warrant to purchase Common Stock, dated as of February 10, 2010.
4.2	Form of Registration Rights Agreement, dated as of February 10, 2010, by and among the Company and certain investors.
4.3	Form of 9% Promissory Note of the Company [incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K filed on December 24, 2009].
10.1	Cancellation Agreement, dated February 10, 2010, between the Company and United Fertilisers (UK) Ltd.
10.2	Form of Subscription Agreement, dated February 10, 2010, by and among the Company and certain investors.
10.3	Form of Make Good Escrow Agreement, dated February 10, 2010, by and among the Company, Unitech International Investment Holdings Limited, Henian Wu, Westminster, a division of Hudson Securities, Inc., Escrow, LLC and certain investors.
10.4	Form of Lock-Up Agreement, dated February 10, 2010.
10.5	Form of Securities Purchase Agreement, dated September 8, 2008, by and between the Company and United Fertilisers (UK) Limited [incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on December 24, 2009]
10.6	Mineral Claim Purchase Agreement, dated October 10, 2006, by and between the Company and AKS Prospecting and Guiding Inc. [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006]
10.7	Amendment to Mineral Claim Purchase Agreement, dated November 5, 2008, by and between the Company and ASK Prospecting and Guiding Inc. [incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K filed on December 24, 2009]
10.8	Termination and Release of Mineral Claim Purchase Agreement, dated February 10, 2010, by and between the Company and AKS Prospecting and Guiding Inc.
10.9	Note Cancellation and General Release, dated January 29, 2010, by and between the Company and United Fertilisers (UK) Limited
10.10	Equity Transfer Agreement, dated September 25, 2008, by and between Good Wealth Capital Investment Limited, Henian Wu, Zongfu Wang and Junbiao Huang, as supplemented on January 16, 2010 (English Translation).
10.11	Form of Shenzhen TMK Power Industries Ltd. Standard Procurement Contract (English Translation).
10.12	Form of Shenzhen TMK Power Industries Ltd. Standard Customer Contract (English Translation).
10.13	Loan Agreement, dated December 16, 2009, between Shenzhen TMK Power Industries Ltd. and DBS Bank (China) Limited Shenzhen Branch (English Translation).
10.14	Loan Agreement, dated September 2, 2009, between Shenzhen TMK Power Industries Ltd. and Ningbo Bank Shenzhen Branch (English Translation).
10.15	Loan Agreement, dated December 30, 2008, between Shenzhen TMK Power Industries Ltd. and China Construction Bank Shenzhen Branch (English Translation).
10.16	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Henian Wu (English Translation).
10.17	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Xiangjun Liu (English Translation).
10.18	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Zongfu Wang (English Translation).
10.19	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Xiaodong Xiao (English Translation).
10.20	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Jinfeng Huang (English Translation).
10.21	Form of Shenzhen TMK Power Industries Ltd. Employment Agreement (English Translation).
10.22	Form of Shenzhen TMK Power Industries Ltd. Confidentiality Agreement (English Translation).
10.23	Lease Agreement, dated December 16, 2008, between Shenzhen TMK Power Industries Ltd. and Shenzhen Yijiayang Industrial Co., Ltd. (English Translation)
14.1	Code of Ethics [incorporated by reference to Exhibit 14.1 to the Company's Annual Report on Form 10-K filed on December 27, 2007]
21	Subsidiaries of the Company

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2010

CHINA TMK BATTERY SYSTEMS INC.

By: /s/ Henian Wu
Henian Wu
Chairman

INDEX TO FINANCIAL STATEMENTS

Page
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF LEADING ASIA PACIFIC INVESTMENT LIMITED AS OF DECEMBER 31, 2008 AND FOR THE PERIOD FROM INCEPTION (JULY 8, 2008) TO DECEMBER 31, 2008 AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF LEADING ASIA PACIFIC INVESTMENT LIMITED AS OF SEPTEMBER 30, 2009 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009	F-1
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7

AUDITED FINANCIAL STATEMENTS OF SHENZHEN TMK POWER INDUSTRIES LTD. AS OF DECEMBER 31, 2008 AND 2007, AND FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006 AND UNAUDITED FINANCIALS STATEMENTS OF SHENZHEN TMK POWER INDUSTRIES LTD. AS OF SEPTEMBER 30, 2009 AND 2008, AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008	F-13
Report of Independent Registered Public Accounting Firm	F-14
Balance Sheets	F-15
Statements of Operations	F-16
Statements of Changes in Owners' Equity and Comprehensive Income	F-17
Statements of Cash Flows	F-18
Notes to Financial Statements	F-19

UNAUDITED PRO FORMA INFORMATION FOR LEADING ASIA PACIFIC INVESTMENT LIMITED AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND YEAR ENDED DECEMBER 31, 2008.	F-35
Notes to Financial Statements	F-36
Balance Sheet as of September 30, 2009	F-37
Statement of Operations for the nine months ended September 30, 2009	F-38
Balance Sheet as of December 31, 2008	F-39
Statement of Operations for the year ended December 31, 2008	F-40

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
LEADING ASIA PACIFIC INVESTMENT LIMITED

We have audited the accompanying consolidated balance sheets of Leading Asia Pacific Investment Limited as of December 31, 2008 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the period July 8, 2008 (Inception) to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leading Asia Pacific Investment Limited at December 31, 2008 and the results of its operations and its cash flows for the period July 8, 2008 (Inception) to December 31, 2008, in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
December 2, 2009

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Consolidated Balance Sheets
(In US Dollars)

	September 30,	December 31,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$153	$697
Total Assets	$153	$697
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Due to director (Note 3)	$1,290	$1,290
Total Liabilities	1,290	1,290
Stockholders' Equity
Common Stock, $1.00 par value, 50,000 shares authorized; 50,000 shares issued and outstanding at September 30, 2009 and December 31, 2008 (Note 1)	50,000	50,000
Shares subscription receivables	(50,833)	(50,833)
Accumulated other comprehensive income	316	317
Retained earnings (unrestricted)	(620)	(77)
Total stockholders' equity	(1,137)	(593)
Total Liabilities and Stockholders' Equity	$153	$697

The accompanying notes are an integral part of these consolidated financial statements.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Consolidated Statements of Operations
(In US Dollars)

		For the period
	For the	July 8, 2008
	Nine Months	(inception) to
	September 30,	December 31,
	2009	2008
	(unaudited)

Revenue	$-	$-
Expenses
General and administrative	543	77
Loss from operations	(543)	(77)
Net Loss	$(543)	$(77)

The accompanying notes are an integral part of these consolidated financial statements.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income
For the nine months ended September 30, 2009 (Unaudited) and the period July 8, 2008 (inception) to December 31, 2008
(In US Dollars)

				Accumulated
			Shares	Other	Retained	Total
	Common Stock		Subscription	Comprehensive	Earnings	Stockholders'	Comprehensive
	Shares	Amount	Receivables	Income	(Unrestricted)	Equity	Income

Balance at July 8, 2008 (inception)	-	$-	$-	$-	$-	$-
Shares subscription receivables	50,000	50,000	(50,833)	-	-	(833)
Net loss for the year	-	-	-	-	(77)	(77)	$(77)
Foreign currency translation adjustment	-	-	-	317	-	317	317
Comprehensive income							$240
Balance at December 31, 2008	50,000	50,000	(50,833)	317	(77)	(593)
Net loss for the year	-	-	-	-	(543)	(543)	$(543)
Foreign currency translation adjustment	-	-	-	(1)	-	(1)	(1)
Comprehensive income							$(544)
Balance at September 30, 2009 (Unaudited)	50,000	$50,000	$(50,833)	$316	$(620)	$(1,137)

The accompanying notes are an integral part of these consolidated financial statements.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Consolidated Statements of Cash Flows
(In US Dollars)

		For the period
	For the	July 8, 2008
	Nine Months	(inception) to
	September 30,	December 31,
	2009	2008
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(543)	$(77)
Changes in operating assets and liabilities	-	-
Net cash used by operating activities	(543)	(77)
Cash Flows from Financing Activities
Due to director	-	1,290
Net cash provided by financing activities	-	1,290
Effect of exchange rate changes on cash	(1)	(516)
Increase(decrease) in cash	(544)	697
Cash, beginning of period	697	-
Cash, end of period	$153	$697

The accompanying notes are an integral part of these consolidated financial statements.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 are unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

Leading Asia Pacific Investment Limited (“Leading Asia”) was incorporated in British Virgin Islands on July 08, 2008. Leading Asia had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding. The sole shareholder was Unitech International Investment Holdings Limited.

Good Wealth Capital Investment Limited (“Good Wealth”) was incorporated in Hong Kong on May 16, 2008. The Company had 10,000 capital shares authorized with 1.00 HK dollar par value and 10,000 shares issued and outstanding. The sole shareholder was Leading Asia.

In October 2009, Good Wealth entered into an ownership transfer agreement with TMK Power Industries (SZ) Co., Ltd. (“TMK”) and its shareholders. Pursuant to the agreement, TMK's shareholders agreed to transfer their 100% ownership interest to Good Wealth at a price of $1,510,000. The ownership transfer was approved and completed by the appropriate China government department in February 2010.

Leading Asia and its subsidiary – Good Wealth shall be collectively referred throughout as the “Company."

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

In the opinion of the management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 2008, and the results of operations and cash flows for the for the period July 8, 2008 (inception) to December 31, 2008.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as well as the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in Hong Kong and British Virgin Islands (BVI), and all highly-liquid investments with original maturities of three months or less at the time of purchase. Banks and other financial institutions in Hong Kong and British Virgin Islands (BVI) do not provide insurance for funds held on deposit.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income

The Company reports comprehensive income, its components, and accumulated balances in its financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments. No other items of comprehensive income are present.

Foreign Currency Translation

For financial reporting purposes, the financial statements of Leading Asia and Good Wealth, which are prepared in Hong Kong Dollar (“HKD”), are translated into the Company's reporting currency, United States Dollars (“USD”). Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in the owners' equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2008	7.74960	7.78737
Nine months ended September 30, 2009	7.74998	7.75194

Fair Value of Financial Instruments

US GAAP requires certain disclosures about fair value of financial instruments. The Company defines fair value, using the required three-level valuation hierarchy for disclosures of fair value measurement, the enhanced disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follows:

  Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
  Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
  Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company's consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In September 2006, the FASB issued an accounting standard codified in ASC 820, Fair Value Measurements and Disclosures. This standard established a single definition of fair value and a framework for measuring fair value, set out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and required disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This standard applies under other accounting standards that require or permit fair value measurements. One of the amendments deferred the effective date for one year relative to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applied to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The adoption of the fair value measurement standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security's entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security's fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company's consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance: the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product's essential functionality, and undelivered components that relate to software that is essential to the tangible product's functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company's consolidated results of operations and financial condition.

NOTE 3 – DUE FROM (TO) RELATED PARTIES

Transactions with related individuals

For the nine months ended September 30, 2009 and the period July 8, 2008 (inception) to December 31, 2008, the Company had an outstanding payable to Ms. Li, the director of the Company, totaling $1,290 and $1,290, respectively. The amount due to Ms. Li was incurred for the Company's regularly business activities expenses that were owed to her for reimbursements. These amounts are non-secured, non-interest bearing, and are considered to be short-term with no fixed repayment date.

LEADING ASIA PACIFIC INVESTMENT LIMITED AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 are unaudited)

NOTE 4 – SUBSEQUENT EVENTS

In February 2010, the Company, entered into a share exchange agreement with China TMK Battery Systems, Inc. ("TMK US") (formerly “Deerfield Resources, Ltd”) and its shareholders, pursuant to which the shareholders would transfer all of the issued and outstanding shares of the Company to TMK US in exchange for shares of TMK US's common stock (the “Share Exchange”) as defined in the agreement. Upon the closing of the Share Exchange, TMK US assumed the operations and liabilities of the Company and its subsidiaries.

On September 25, 2008, the Company through its subsidiary, Good Wealth, entered into an ownership transfer agreement with TMK Power Industries (SZ) Co., Ltd ("TMK") and its shareholders. Pursuant to the agreement, TMK's shareholders agreed to transfer their 100% ownership interest to Good Wealth. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. TMK was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and TMK was granted the new business license, therefore, the ownership transfer was considered complete.

The Company has evaluated subsequent events through the date that the financial statements were issued, which was February 11, 2010.

TMK POWER INDUSTRIES (SZ) CO., LTD.

FINANCIAL STATEMENTS

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
TMK POWER INDUSTRIES (SZ) CO., LTD

We have audited the accompanying balance sheets of TMK Power Industries (SZ) Co., Ltd. as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders' equity and comprehensive income and cash flows for each of years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TMK Power Industries (SZ) Co., Ltd. at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008, in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
December 2, 2009

TMK Power Industries (SZ) Co., Ltd.
Balance Sheets
(In US Dollars)

	September 30,		December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$1,375,173	$1,466,094	$1,118,983	$1,547,332
Trades receivable, net (Note 3)	4,206,592	4,699,443	4,842,007	3,920,955
Advances to suppliers (Note 4)	294,647	1,602,352	68,853	572,829
VAT recoverable	33,936	129,750	55,791	-
Short-term loans receivable	-	-	1,173,520	-
Inventories, net (Note 5)	3,669,904	3,418,926	2,970,521	3,959,308
Due from related parties (Note 10)	15,255	20,872	10,806	22,044
Prepaid expenses and deposits	109,330	75,121	77,039	86,115
Restricted cash (Note 11)	-	1,391,076	282,631	545,098
Total current assets	9,704,837	12,803,634	10,600,151	10,653,681
Property and equipment, net (Note 6)	13,704,995	3,073,405	10,988,366	2,501,843
Land purchase deposit (Note 7)	-	1,156,823	-	-
Equipment purchase deposit	3,753,233	-	-	-
Total Assets	$27,163,065	$17,033,862	$21,588,517	$13,155,524
Liabilities & Owners' Equity
Current Liabilities
Accounts payable - trade	$1,707,465	$1,144,465	$1,047,885	$1,311,327
Customer deposits	403,056	94,319	100,660	160,568
Accrued liabilities and other payable	502,869	268,081	415,103	330,558
Various taxes payable	6,757	2,776	4,113	79,600
Short-term bank loans payable (Note 8)	4,393,066	3,990,533	3,469,940	3,895,035
Current portion of long-term bank loans payable (Note 9)	1,320,120	402,204	274,254	355,588
Wages payable	849,660	557,122	604,598	421,862
Bank notes payable (Note 11)	-	2,779,769	1,070,837	325,743
Land-purchase payable	-	-	4,832,713	-
Due to related parties (Note 10)	-	5,806	8,610	-
Corporate tax payable	144,113	-	-	-
Total current liabilities	9,327,106	9,245,075	11,828,713	6,880,281
Long-term bank loans payable (Note 9)	3,080,280	-	-	293,949
Long-term government loans payable (Note 12)	-	-	-	13,710
Total liabilities	12,407,386	9,245,075	11,828,713	7,187,940
Commitment and contingencies (Note 16)	-	-	-	-
Owners' Equity
Invested Capital	1,218,451	1,218,451	1,218,451	1,218,451
Accumulated other comprehensive income	410,564	374,054	408,157	259,357
Statutory surplus reserve fund (Note 14)	1,038,988	1,037,652	1,038,988	791,973
Retained earnings (unrestricted)	12,087,676	5,158,630	7,094,208	3,697,803
Total Owners' Equity	14,755,679	7,788,787	9,759,804	5,967,584
Total Liabilities & Owners' Equity	$27,163,065	$17,033,862	$21,588,517	$13,155,524

The accompanying notes are an integral part of these financial statements.

TMK Power Industries (SZ) Co., Ltd.
Statements of Operations
(In US Dollars)

	For Nine Months Ended		For Years Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)

Revenue	$34,279,510	$26,271,235	$36,762,688	$24,949,554	$11,322,954
Other Sales	-	83,012	83,463	-	-
Cost of Goods Sold	(25,950,963)	(20,550,066)	(28,236,136)	(18,503,895)	(8,616,959)
Gross Profit	8,328,547	5,804,181	8,610,015	6,445,659	2,705,995
Operating Costs and Expenses:
Selling expenses	667,284	612,111	872,441	714,853	413,341
Depreciation	158,425	17,078	22,676	21,418	18,973
Bad debts	-	3,197	40,010	9,956	41,910
Others General and administrative expenses (Note 13)	845,441	646,639	1,029,314	713,244	610,964
Research and development	377,870	466,037	624,051	521,130	263,364
Total operating costs and expenses	2,049,020	1,745,062	2,588,492	1,980,601	1,348,552
Income from operations	6,279,527	4,059,119	6,021,523	4,465,058	1,357,443
Other income (expenses)
Government grant	-	-	-	2,633	-
Write-down of assets	-	-	-	(85,467)	(66,111)
Loss on disposal of assets	-	(16,263)	(17,644)	-	-
Interest income	3,741	33,992	53,335	46,369	5,408
Interest expense	(421,244)	(329,374)	(422,550)	(409,629)	(19,177)
Sundry income (expense), net	12,534	(27,343)	22,381	(2,669)	22,636
Total other income (expenses)	(404,969)	(338,988)	(364,478)	(448,763)	(57,244)
Income before income taxes	5,874,558	3,720,131	5,657,045	4,016,295	1,300,199
Income taxes	(881,090)	-	-	-	-
Net Income	$4,993,468	$3,720,131	$5,657,045	$4,016,295	$1,300,199

The accompanying notes are an integral part of these financial statements.

TMK Power Industries (SZ) Co., Ltd.
Statements of Changes in Owners' Equity and Comprehensive Income
For the years ended December 31, 2008, 2007 and 2006 and the nine months ended September 30, 2009 (unaudited)
(In US Dollars)

				Accumulated
			Statutory	Other	Retained	Total
	Invested Capital		Reserve	Comprehensive	Earnings	Owners'	Comprehensive
	Shares	Amount	Fund	Income	(Unrestricted)	Equity	Income
Balance at December 31, 2005	-	$1,218,451	$84,638	$29,042	$479,773	$1,811,904
Allocation of retained earnings to statutory reserve fund	-	-	208,615	-	(208,615)	-
Foreign currency translation adjustment	-	-	-	90,344	-	90,344	$90,344
Net income for the year	-	-	-	-	1,300,199	1,300,199	1,300,199
Comprehensive income	-	-	-	-	-	-	$1,390,543
Balance at December 31, 2006	-	1,218,451	293,253	119,386	1,571,357	3,202,447
Allocation of retained earnings to statutory reserve fund	-	-	498,720	-	(498,720)	-
Foreign currency translation adjustment	-	-	-	139,971	-	139,971	$139,971
Dividend Declared	-	-	-	-	(1,391,129)	(1,391,129)
Net income for the year	-	-	-	-	4,016,295	4,016,295	4,016,295
Comprehensive income	-	-	-	-	-	-	$4,156,266
Balance at December 31, 2007	-	1,218,451	791,973	259,357	3,697,803	5,967,584
Allocation of retained earnings to statutory reserve fund	-	-	247,015	-	(247,015)	-
Foreign currency translation adjustment	-	-	-	148,800	-	148,800	$148,800
Dividends Declared	-	-	-	-	(2,013,625)	(2,013,625)
Net income for the year	-	-	-	-	5,657,045	5,657,045	5,657,045
Comprehensive income	-	-	-	-	-	-	$5,805,845
Balance at December 31, 2008	-	$1,218,451	$1,038,988	$408,157	$7,094,208	$9,759,804
Allocation of retained earnings to statutory reserve fund	-	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	2,407	-	2,407	$2,407
Net income for the year	-	-	-	-	4,993,468	4,993,468	4,993,468
Comprehensive income	-	-	-	-	-	-	$4,995,875
Balance at September 30, 2009 (Unaudited)	-	$1,218,451	$1,038,988	$410,564	$12,087,676	$14,755,679

The accompanying notes are an integral part of these financial statements.

TMK Power Industries (SZ) Co., Ltd.
Statements of Cash Flows
(In US Dollars)

	For Nine Months Ended		For Years Ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net Income	$4,993,468	$3,720,131	$5,657,045	$4,016,295	$1,300,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	362,562	193,656	266,556	164,825	128,306
Bad debt	-	3,197	40,010	9,956	41,910
Loss on disposal of assets	-	16,263	16,351	-	-
Write-down of inventory	5,134	22,922	26,346	85,467	-
Write-down of fixed assets	-	-	-	-	66,111
Changes in operating assets and liabilities:
Trades receivable	635,415	(781,685)	(961,062)	(2,250,933)	(532,910)
Advance to suppliers	(3,979,027)	(2,186,346)	503,976	(206,637)	(243,095)
Prepaid expenses and deposits	(32,291)	10,994	9,076	(34,199)	49,570
Inventories, net	(704,517)	540,382	962,441	(2,394,891)	(815,504)
Accounts payable - trade	659,580	(166,862)	(263,442)	406,489	(412,220)
Customers deposit	302,396	(66,249)	(59,908)	80,774	78,131
Accrued liabilities and other payables	87,766	(62,477)	84,545	177,917	(92,237)
Various taxes payable	168,612	(206,574)	(131,278)	270,631	(191,799)
Wages payable	245,062	135,260	182,736	179,366	56,126
Due from related parties	(4,449)	1,172	11,238	(12,814)	(616)
Net cash provided by operating activities	2,739,711	1,173,784	6,344,630	492,246	(568,028)
Cash Flows From Investing Activities
Changes in restricted cash	282,631	(845,978)	262,467	(493,182)	(51,916)
Purchases of property and equipment	(3,078,273)	(611,338)	(8,456,446)	(1,048,808)	(363,162)
Proceeds of disposal of fixed assets	-	5,957	5,990	-	-
Land purchase payable	(4,832,713)	-	4,832,713	-	-
Net cash used in investing activities	(7,628,355)	(1,451,359)	(3,355,276)	(1,541,990)	(415,078)
Cash Flows From Financing Activities
Changes in Bank notes	(1,070,837)	2,454,026	745,094	274,445	51,298
Changes in Bank loans	5,049,272	(151,835)	(800,378)	3,585,392	959,180
Changes in Government loans	-	(13,710)	(13,710)	(44,001)	57,711
Changes in short-term loans receivable	1,173,520	-	(1,173,520)	113,165	(113,165)
Dividends declared to shareholders	-	(2,013,625)	(2,013,625)	(1,391,129)	-
Due to related parties	(8,610)	5,806	8,610	-	-
Net cash provided by (used in) financing activities	5,143,345	280,662	(3,247,529)	2,537,872	955,024
Effect of exchange rate changes on cash	1,489	(84,325)	(170,174)	(50,476)	94,993
Net increase in cash and cash equivalents	256,190	(81,238)	(428,349)	1,437,652	66,911
Cash and cash equivalents, beginning of period	1,118,983	1,547,332	1,547,332	109,680	42,769
Cash and cash equivalents, end of period	$1,375,173	$1,466,094	$1,118,983	$1,547,332	$109,680
Supplemental disclosure information:
Interest expense paid	$421,244	$329,374	$422,550	$409,629	$19,177
Income taxes paid	$737,066	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 1: DESCRIPTION OF BUSINESS AND ORGANIZATION

TMK Power Industries (SZ) Co., Ltd. (the “Company”) was incorporated in Shenzhen, People's Republic of China (“PRC”) on September 3, 2001. The Company had an authorized and invested capital of $362,911 (or RMB 3 million).

On August 1, 2005, the Company increased its authorized and invested capital from $362,911 (or RMB 3 million) to $1,218,451 (or RMB 10 million).

The Company's primary business operations involve research, development, production, marketing and sales of environment-friendly batteries including lithium batteries and nickel metal hydride batteries.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of preparation

The accompanying financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

In the opinion of the management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 2008, 2007 and 2006, and as of September 30, 2009 and 2008, and the results of operations and cash flows for the years ended December 31, 2008, 2007 and 2006, and for the nine months ended September 30, 2009 and 2008, respectively.

b. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of American. The GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

c. Fair values of financial instruments

US GAAP requires certain disclosures about fair value of financial instruments. The Company defines fair value, using the required three-level valuation hierarchy for disclosures of fair value measurement, the enhanced disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follows:

  Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
  Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
  Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

d. Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

e. Accounts Receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses an aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers' balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

f. Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet dates or to management's estimates based on prevailing market conditions. The management writes down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

g. Property and Equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Building	38 years
Molds	8 years
Machinery and Equipment	10 years
Electronic Equipment	5 years
Leasehold Improvements	5 years
Office and Other Equipment	5 years
Automobiles	5 years

h. Impairment of Long-Lived Assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset's (or asset group's) fair value.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

i. Comprehensive income

The Company reports comprehensive income, its components, and accumulated balances in its financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments. No other items of comprehensive income are present.

j. Segment information

ASC 280, “Disclosures about Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of auto electronic products) and in one geographical segment (China), as all of the Company's current operations are carried out in China.

k. Revenue recognition

The Company generates revenues from the sales of environment-friendly batteries including lithium batteries and nickel metal hydride batteries. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns are insignificant based on historical experience.

l. Government grants

Grants from the PRC government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the Company will comply with all attached conditions.

Government grants are recognized as revenues or gains in the periods received and as assets, decreases of liabilities, or expenses depending on the form of the grants received.

m. Research and development costs

Research and development costs are expensed to operations as incurred. The Company spent $624,051, $521,130, $263,364, $377,870, and $466,037 on direct research and development (“R&D”) efforts in the years ended 2008, 2007 and 2006, and in the nine months ended September 30, 2009 and 2008, respectively.

n. Income taxes

The Company accounts for income taxes in accordance with the US Generally Accepted Accounting Principles (GAAP) which requires the asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company follows the requirements of US GAAP in Accounting for Uncertainty in Income Taxes which requires a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction).

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

o. Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”). The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared in RMB, are translated into the Company's reporting currency, United States Dollars (“USD”). Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder's equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2006	7.79750	7.96369
Year ended December 31, 2007	7.29410	7.59474
Year ended December 31, 2008	6.81710	6.93721
Nine Months ended September 30, 2008	6.83510	6.97496
Nine Months ended September 30, 2009	6.81756	6.82174

p. Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

q. Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company's consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

q. Recently issued accounting pronouncements - continued

In September 2006, the FASB issued an accounting standard codified in ASC 820, Fair Value Measurements and Disclosures. This standard established a single definition of fair value and a framework for measuring fair value, set out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and required disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This standard applies under other accounting standards that require or permit fair value measurements. One of the amendments deferred the effective date for one year relative to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applied to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The adoption of the fair value measurement standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security's entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security's fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

q. Recently issued accounting pronouncements - continued

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company's consolidated results of operations and financial condition.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

q. Recently issued accounting pronouncements - continued

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance: the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product's essential functionality, and undelivered components that relate to software that is essential to the tangible product's functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company's consolidated results of operations and financial condition.

NOTE 3: TRADES RECEIVABLE, NET

Accounts receivable consists of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Accounts receivable-trade	$4,278,340	$4,769,639	$4,913,760	$3,983,679
Allowance for doubtful accounts	(71,748)	(70,196)	(71,753)	(62,724)
Accounts receivable-trade, net	$4,206,592	$4,699,443	$4,842,007	$3,920,955

Trades receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts as needed.

NOTE 4: ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Advances to suppliers	$294,647	$1,602,352	$68,853	$572,829

Generally, business practices in PRC for purchases usually are cash term instead of credit terms unless a prolonged supply relationship for the purchases has been established. As the Company has continuously been seeking best prices for raw materials supply sources that comply with the quality requirements in order to reduce its cost bases, cash prepayment for certain new suppliers is conformity with the business practices in PRC. Advances to suppliers represent amounts prepaid for raw materials inventory purchases to assure a continued supply of materials and to ensure that the Company could obtain quality raw material inventory with feasibly possible contractual terms. Such advances were within 90 days upon delivery.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 5: INVENTORIES, NET

Inventory consists of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Raw materials	$1,625,022	$1,840,957	$1,772,094	$1,835,980
Production costs	119,457	376,704	126,390	151,923
Cost variances on finished goods	71,230	18,503	(159,504)	18,738
Semi-assembled goods	1,331,031	1,032,198	1,062,871	1,491,603
Finished goods	603,053	230,249	248,565	535,734
Subtotal	3,749,793	3,498,611	3,050,416	4,033,978
Writedown reserves	(79,889)	(79,685)	(79,895)	(74,670)
Inventory, net	$3,669,904	$3,418,926	$2,970,521	$3,959,308

The Company used a standard cost method to calculate and record its production cost. The difference between standard costs and actual costs were recorded as Cost Variances on Finished Goods inventory. The Company used weighted average method to allocate the difference to Cost of Goods Sold. The Company adjusted the standard unit cost annually.

The cost of any inventory item does not include any general and administrative cost or license fees.

The write-down reserves for obsolete inventory for the years ended December 31, 2008 and 2007 were $79,895, and $74,670; and for the nine months ended September 30, 2009 and 2008 were $79,889 and $79,685, respectively.

For the years ended December 31, 2008, 2007 and 2006, losses resulted from inventory write-down were $26,346, $85,467, and $0; and $5,134, and $22,922 for the nine months ended September 30, 2009 and 2008, respectively.

NOTE 6: PROPERTY AND EQUIPMENT, NET

Property and equipments consist of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Machinery and equipment	$6,810,332	$3,669,069	$3,730,424	$2,887,455
Electronic, office and other equipment	86,209	85,988	86,216	79,415
Automobiles	163,633	163,213	163,644	186,220
Building	7,956,136	-	7,956,678	-
Accumulated depreciation	(1,234,090)	(767,838)	(871,365)	(579,067)
Subtotal	13,782,220	3,150,432	11,065,597	2,574,023
Writedown reserves	(77,225)	(77,027)	(77,231)	(72,180)
Inventory, net	$13,704,995	$3,073,405	$10,988,366	$2,501,843

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 6: PROPERTY AND EQUIPMENT, NET - CONTINUED

The depreciation expenses were $266,556, $164,825, and $128,306 for the years ended 2008, 2007, and 2006, and $362,562 and $193,656 for the nine months ended September 30, 2009 and 2008, respectively. Breakdown of the depreciation is as follows:

	Nine months ended		Years ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
Cost of goods sold	$204,137	$176,578	$243,880	$143,407	$109,333
General and administrative expenses	158,425	17,078	22,676	21,418	18,973
Total	$362,562	$193,656	$266,556	$164,825	$128,306

The write-down reserves for unused fixed assets for the reporting periods, as of December 31, 2008 and 2007, and as of September 30, 2008 and 2007 were $77,231, $72,180, $77,225 and $77,027, respectively. For the years ended December 31, 2008, 2007 and 2006, and for the nine months ended September 30, 2009 and 2008, the losses of fixed asset write-down were $0, $0, $66,111, $0, and $0, respectively.

NOTE 7: LAND PURCHASE DEPOSIT

On July 3, 2008, the Company signed a contract with Shenzhen Huaxin Investment Ltd. Company (“Huaxin”). Huaxin acted as an agent to purchase a land for the expansion of production facility. The Company paid $1,156,823 as a deposit and Huaxin is obliged to help the Company close the land purchase deal before April, 2009. The Company has also paid 3% of total purchase price to Huaxin as commission fees, which was also included in the above deposit. If Huaxin is unable to perform the deal, then it has to pay 1% of total purchase price as a penalty.

NOTE 8: SHORT-TERM BANK LOANS PAYABLE

Short term bank loans payable consist of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Citi Bank	$-	$-	$-	$1,866,092
ABN AMRO Bank	821,408	2,027,138	2,003,040	2,028,943
China Merchants Bank	-	500,359	-	-
Bank of China	2,398,218	-	-	-
Shenzhen Development Bank	-	1,463,036	1,466,900	-
Ningbo Bank SZ Branch	1,173,440	-	-	-
	$4,393,066	$3,990,533	$3,469,940	$3,895,035

The above outstanding short term bank loans are used primarily for general working capital purposes. These are recurring loans which carry annual interest rates of 5.5% ~ 8.0% with maturity dates of less than one year. These loans are jointly guaranteed by the Company's shareholders: Mr. Wu, Henian, Mr. Wang, Zongfu, and Mr. Huang, Junbiao.

Interest expenses incurred for the above short-term bank loans for the years ended December 31, 2008, 2007 and 2006 were $369,252, $302,553, and $0; and $229,275, and $289,318 for the nine months ended September 30, 2009 and 2008, respectively.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 9: LONG-TERM BANK LOANS PAYABLE

Long term bank loans payable consist of the following:

	September 30,		December 31,
	2009	2008	2008	2007
DBS Bank	$-	$402,204	$274,254	$649,537
Construction Bank of China	4,400,400	-	-	-
Current portion	(1,320,120)	(402,204)	(274,254)	(355,588)
Long-term portion	$3,080,280	$-	$-	$293,949

To expand its business, the Company borrowed 3-year term loans from DBS Bank in 2006. The long-term bank loans were carried at 5% fixed interest rate and secured by its machinery and equipments. The blended payments were paid monthly in arrear.

The Company also borrowed 3-year loans from Construction Bank of China in 2009. The long-term bank loans were carried at prime rate plus 5% and jointly guaranteed by the Company's shareholders: Mr. Wang, Zongfu, and Mr. Huang, Junbiao.

Interest expenses incurred for the above long term bank loans for the years ended December 31, 2008, 2007, and 2006 were $53,298, $107,076, and $19,177; and $191,969, and $40,056 for the nine months ended September 30, 2009 and 2008, respectively.

NOTE 10: RELATED PARTY TRANSACTIONS

The related parties consist of the following:

Name	Relationships
Wu, Henian	Chairman & Shareholder (55%)
Wang, Zhougfu	Director (since inception of the Company) & Shareholder (33%)
Huang, Junbiao	Director (since August 1, 2005) & Shareholder (12%)
Xiao, Xiaodong	CFO
He, Xiaobin	Director (from August 1, 2005)
Zhang, Liangyin	Supervisor
Ren, Rui	General Manager
Liu, Xiangdong	General Manager
Q-Lite Industrial Co., Ltd.	Mr. Wang Zhongfu's (director & shareholder) wife holds 25% of ownership

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 10: RELATED PARTY TRANSACTIONS - CONTINUED

Due from (to) related parties (individuals) consist of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Wu, Henian	$-	$7,256	$9,380	$3,145
Wang, Zhougfu	-	-	-	1,002
Huang, Junbiao	-	-	-	-
Xiao, Xiaodong	-	6,618	-	206
He, Xiaobin	-	-	-	-
Zhang, Liangyin	-	6,429	1,426	134
Ren, Rui	-	569	-	1,097
Liu, Xiangdong	15,255	-	-	-
	$15,255	$20,872	$10,806	$22,044

The amounts above are advanced to various individuals for regular business expenses to be paid by the individual on behalf of the Company. These amounts are non-secured, non-interest bearing, and are considered to be short-term with no fixed repayment date.

Due from (to) related parties (affiliated company) consists of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Q-Lite Industrial Co., Ltd.	$-	$(5,806)	$(8,610)	$16,460

Q-Lite Industrial Co., Ltd (“Q-Lite”) is owned by Mr. Wang Zhongfu's (director & shareholder), Ms. Yu, Zhengfei. The Company sold products to Q-Lite in the amounts of $69,758, $146,527, and $30,396 for the years ended December 31, 2008, 2007, and 2006; and $322,959 and $61,766 for the nine months ended September 30, 2009 and 2008, respectively.

On November, 15, 2008, the Company entered into a purchase contract for a building located in Shenzhen City Nanshan District. The property was purchased from Ms. Tu, Lanzhen, who is the wife of the Company's Chairman. The Company planned to use this property as collateral for a bank loan from Construction Bank of China. The purchase price was $1,862,406 (RMB 12,696,200). The amount was paid off in 2009.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 11: BANK NOTES PAYABLE

Bank notes payable consist of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Bank of East Asia	$-	$-	$-	$325,743
Chinese Mercantile Bank	-	2,779,769	1,070,837	-
Total	$-	$2,779,769	$1,070,837	$325,743

The bank notes are non-interest bearing. Additionally, the bank charges 3% of the amount borrowed by the Company. The terms of the bank notes payable require the Company to maintain a deposit at the bank to secure the notes.

The restricted cash held at the bank consists of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Bank of East Asia	$-	$-	$-	$545,098
Chinese Mercantile Bank	-	1,391,076	282,631	-
Total	$-	$1,391,076	$282,631	$545,098

NOTE 12: LONG-TERM GOVERNMENT LOANS PAYABLE

Long-term government loans payable consist of the following:

	September 30,		December 31,
	2009	2008	2008	2007
Shenshen Municipal Financial Bureau	$-	$-	$-	$13,710

The long-term government loan is non-interest bearing and it is the subsidy for the Company's research and development fees.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 13: OTHER GENERAL AND ADMINISTRATIVE EXPENSES

For the year ended December 31, 2008, 2007, and 2006, and for the nine months ended September 30, 2009 and 2008, the amount of the other general and administrative expenses mainly composed of the following:

	Nine months ended		Years ended
	September 30,		December 31,
	2009	2008	2008	2007	2006

Automobile expenses	$28,540	$18,556	$30,896	$21,621	$21,816
Auditing and accounting	-	20,000	117,922	75,000	75,000
Bank service charges	50,805	75,045	33,851	12,778	6,486
Advertising	-	292	294	644	9,476
Courier, shipping, printing and postage	13,540	14,401	20,916	20,248	22,119
Foreign exchange	13,709	(86,688)	(106,478)	(25,509)	(15,532)
Insurance	15,963	20,411	31,051	9,709	12,847
Office and Others	226,976	134,108	128,242	71,523	50,137
Rent and utilities	35,313	39,128	58,751	44,764	40,763
Repairs and maintenance	117	1,165	1,397	670	347
Salaries and wages	370,977	264,254	363,528	290,965	249,038
Evaluation	30,051	86,022	247,524	102,651	74,247
Travel and transportation	19,682	10,688	17,831	20,713	11,431
Meals and entertainment	39,768	49,257	83,589	67,467	52,789
Total	$845,441	$646,639	$1,029,314	$713,244	$610,964

NOTE 14: STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

NOTE 15: INCOME TAX

The Company is registered in PRC and has tax advantages granted by local government for corporate income taxes and sales taxes commencing 2005. The Company was entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. The Company was approved by local government as a high-tech company and granted for tax benefits for corporate income taxes and sales taxes commencing 2007. The Company was entitled to have a full tax exemption for the first two profitable year, followed by a 50% reduction on normal tax rate of 24% for the following six consecutive years.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company's tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company's tax filings which may lead to additional tax liabilities.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 15: INCOME TAX – CONTINUED

A reconciliation of provision for income tax is as follows:

	Tax Year
	2009		2008		2007		2006
PRC preferential enterprise income tax rate	24%		24%		24%		24%
Tax holiday and relief granted to the Subsidiary	(12%	)	(24%	)	(24%	)	(24%	)
Provision for income tax	12%		-		-		-

Accounting for Uncertainty in Income Taxes

The Company adopted the provisions of Accounting for Uncertainty in Income Taxes on January 1, 2007. The provisions clarify the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with the standard “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of Accounting for Uncertainty in Income Taxes also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company's evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

NOTE 16: COMMITMENTS AND CONTINGENCIES

Minimum Lease Payments

The Company had entered into an agreement with Shenzhen Yijiayang Industrial Co., Ltd. for the lease of factory premises and staff quarters since 2001. In December 2008, the Company signed three year contract with Shenzhen Yijiayang Industrial Co., Ltd. The minimum lease payments for 2009, 2010, and 2011 are $228,680 annually.

Lack of Insurance

The company does not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, the Company may incur uninsured losses, increasing the possibility that the investors would lose their entire investment in the Company.

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, the Company may incur uninsured liabilities and losses as a result of the conduct of its business. There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of the Company's common stock could lose their entire investment.

Because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject the Company to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase substantially. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations and the investors would lose their entire investment.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 17: OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company's business and financial condition.

NOTE 18 - CONCENTRATION OF CREDIT RISK

A significant portion of the Company's cash at December 31, 2008 and 2007 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

For the nine months ended September 30, 2009, one customer accounted for more than 10% of the Company's total net sales. This customer accounted for 4% of the Company's total account receivables at September 30, 2009.

For the nine months ended September 30, 2008, one customer accounted more for 10% of the Company's total net sales. This customer accounted for 15% of the Company's total account receivables at September 30, 2008.

For the year ended December 31, 2008, one customer accounted for 10% of the Company's total net sales. This customer accounted for 6% of the Company's total account receivables at December 31, 2008.

For the year ended December 31, 2007, two customers accounted for 10% of the Company's total net sales. These customers accounted for 0% and 5% of the Company's total account receivables at December 31, 2007, respectively.

For the year ended December 31, 2006, two customers accounted for more than 10% of the Company's total net sales. These customers accounted for 0% and 6% of the Company's total account receivables at December 31, 2006, respectively.

For the nine months ended September 30, 2009, the Company had two suppliers accounted for more than 10% of total purchases, respectively.

For the nine months ended September 30, 2008, two suppliers accounted for more than 10% of total purchases, respectively.

For the year ended December 31, 2008, the Company had four major suppliers each accounted for 14%, 14%, 12% and 10% of total purchases, respectively.

For the year ended December 31, 2007, the Company had two major suppliers each accounted for 16% and 13% of total purchases, respectively.

For the year ended December 31, 2006, the Company had two suppliers each accounted for 22% of total purchases, respectively.

TMK Power Industries (SZ) Co., Ltd.
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 19: SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

The US GAAP “Disclosures About Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of electronic products) and in one geographical segment (China), as all of the Company's current operations are carried out in China.

The geographic distribution of revenues for battery products for the for the nine months ended September 30, 2009 and 2008; and the years ended December 31, 2008, 2007, and 2006 is summarized as follows:

	Nine months ended		Years ended
	September 30,		December 31,
	2009	2008	2008	2007	2006
China	$33,140,671	$22,934,108	$32,918,688	$19,689,967	$6,411,516
Hong Kong	459,015	2,093,104	2,242,543	1,736,022	1,914,281
United States	101,234	-	170,807	1,478,688	1,412,898
Ukraine	81,260	-	67,319	348,273	124,978
Switzerland	-	-	-	56,456	7,107
Sweden	135,034	570,177	679,321	353,779	490,465
Slovakia	-	-	-	-	5,812
Singapore	-	-	-	-	6,072
Peru	3,560	9,256	13,834	21,714	5,083
New Zealand	-	-	-	107,221	14,681
Netherlands	-	-	-	20,721	16,433
Korea	3,507	17,442	22,582	87,027	-
Yugoslavia	-		-	-	2,260
Japan	25,065	148,908	156,452	162,197	188,632
Israel	-		-	10,734	-
India	-		-	-	5,446
Germany	186,419	233,290	259,966	529,115	336,440
Greater Britain	17,959	97,508	134,489	142,234	131,401
Denmark	-	-	-	2,894	-
Canada	-	-	-	5,355	-
Australia	41,699	101,163	101,713	76,085	153,947
Vietnam	3,150	-	-	-	-
Taiwan	80,937	66,279	165,781	121,072	95,502
	$34,279,510	$26,271,235	$36,762,688	$24,949,554	$11,322,954

NOTE 20 – SUBSEQUENT EVENTS

On September 25, 2008, Good Wealth Capital Investment Limited ("Good Wealth") entered into an ownership transfer agreement with the Company and its shareholders. Pursuant to the agreement, the Company's shareholders agreed to transfer their 100% ownership interest to Good Wealth. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. The Company was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and the Company was granted the new business license, therefore, the ownership transfer was considered complete.

The Company has evaluated subsequent events through the date that the financial statements were issued, which was February 11, 2010.

UNAUDITED PRO FORMA INFORMATION
FOR LEADING ASIA PACIFIC INVESTMENT LIMITED
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
AND YEAR ENDED DECEMBER 31, 2008.

LEADING ASIA PACIFIC INVESTMENT LIMITED
Notes to Pro Forma Financial Statements

Pro Forma Financial Information

On September 25, 2008, Leading Asia Pacific Investment Limited (the “Company”) through its subsidiary, Good Wealth, entered into an ownership transfer agreement with TMK Power Industries (SZ) Co., Ltd (“TMK”) and its shareholders (the “Equity Transfer”). Pursuant to the agreement, TMK's shareholders agreed to transfer their 100% ownership interest to Good Wealth. The Equity Transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. TMK was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and TMK was granted the new business license, thus, the Equity Transfer was considered complete.

The unaudited pro forma balance sheets below at September 30, 2009 and December 31, 2008 and statements of operations for the nine months ended September 30, 2009 and the year ended December 31, 2008, assumed that the Equity Transfer occurred at the beginning of the period presented. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions. The pro forma financial results are presented for informational purposes only and are not intended to be indicative of either future results of the Company's operations or results that might have been achieved had the transactions actually occurred since the beginning of the reporting period.

LEADING ASIA PACIFIC INVESTMENT LIMITED
Unaudited Pro Forma Balance Sheet
(In US Dollars)

	September 30, 2009
	Leading Asia	TMK Power
	Pacific Investment	Industries (SZ)	Pro Forma		Pro Forma
	Limited	Co., Ltd.	Adjustments		Consolidated
Assets
Current Assets
Cash and cash equivalents	$153	$1,375,173	$-		$1,375,326
Trades receivable, net	-	4,206,592	-		4,206,592
Advances to suppliers	-	294,647	-		294,647
VAT recoverable	-	33,936	-		33,936
Short-term loans receivable	-	-	-		-
Inventories, net	-	3,669,904	-		3,669,904
Due from related parties	-	15,255	-		15,255
Prepaid expenses and deposits	-	109,330	-		109,330
Restricted cash	-	-	-		-
Total current assets	153	9,704,837	-		9,704,990
Property and equipment, net	-	13,704,995	-		13,704,995
Land purchase deposit	-	-	-		-
Equipment purchase deposit	-	3,753,233	-		3,753,233
Total Assets	153	27,163,065	-		27,163,218
Liabilities & Equity
Current Liabilities
Accounts payable - trade	-	1,707,465	-		1,707,465
Customer deposits	-	403,056	-		403,056
Accrued liabilities and other payable	-	502,869	-		502,869
Various taxes payable	-	6,757	-		6,757
Short-term bank loans payable	-	4,393,066	-		4,393,066
Current portion of long-term bank loans payable	-	1,320,120	-		1,320,120
Wages payable	-	849,660	-		849,660
Bank notes payable	-	-	-		-
Land-purchase payable	-	-	-		-
Due to related parties	-	-	-		-
Due to director	1,290	-	-		1,290
Corporate tax payable	-	144,113	-		144,113
Total current liabilities	1,290	9,327,106	-		9,328,396
Long-term bank loans payable	-	3,080,280	-		3,080,280
Long-term government loans payable	-	-	-		-
Total liabilities	1,290	12,407,386	-		12,408,676
Commitment and contingencies	-	-	-		-
Equity
Invested Capital	-	1,218,451	(1,218,451	)(A)	-
Common Stock, $1.00 par value, 50,000 shares authorized; 50,000 shares issued and outstanding at December 31, 2008	50,000	-	-		- 50,000
Additional paid-in capital		-	1,167,618	(A)	1,167,618
Statutory surplus reserve fund	-	1,038,988	-		1,038,988
Accumulated other comprehensive income	316	410,564	-		410,880
Shares subscription receivables	(50,833)	-	50,833	(A)	-
Retained earnings (unrestricted)	(620)	12,087,676	-		12,087,056
Total Equity	(1,137)	14,755,679	-		14,754,542
Total Liabilities & Equity	$153	$27,163,065	$-		$27,163,218
(A) Equity transfer adjustments

LEADING ASIA PACIFIC INVESTMENT LIMITED
Unaudited Pro Forma Statement of Operations
(In US Dollars)

	For the Nine Months Ended September 30, 2009
	Leading Asia	TMK Power
	Pacific Investment	Industries (SZ)	Pro Forma	Pro Forma
	Limited	Co., Ltd.	Adjustments	Consolidated

Revenue	$-	$34,279,510	$-	$34,279,510
Other Sales	-	-	-	-
Cost of goods sold	-	25,950,963	-	(25,950,963)
Gross Profit	-	8,328,547	-	8,328,547

Operating Costs and Expenses
Selling expenses	-	667,284	-	667,284
Depreciation	-	158,425	-	158,425
Bad debts	-	0	-	-
Other general and administrative	543	845,441	-	845,984
Research and development	-	377,870	-	377,870
Total operating costs and expenses	543	2,049,020	-	2,049,563

Income from Operations	(543)	6,279,527	-	6,278,984

Other Income (Expenses)
Government grant	-	-	-	-
Write-down of assets	-	-	-	-
Loss on disposal of assets	-	-	-	-
Interest income	-	3,741	-	3,741
Interest expense	-	(421,244)	-	(421,244)
Sundry income (expense), net	-	12,534	-	12,534
Total other income (expenses)	-	(404,969)	-	(404,969)

Income before Income Taxes	(543)	5,874,558	-	5,874,015
Income taxes	-	(881,090)	-	(881,090)

Net Income	$(543)	$4,993,468	$-	$4,992,925

LEADING ASIA PACIFIC INVESTMENT LIMITED
Unaudited Pro Forma Balance Sheet
(In US Dollars)

	December 31, 2008
	Leading Asia	TMK Power
	Pacific Investment	Industries (SZ)	Pro Forma		Pro Forma
	Limited	Co., Ltd.	Adjustments		Consolidated
Assets
Current Assets
Cash and cash equivalents	$697	$1,118,983	$-		$1,119,680
Trades receivable, net	-	4,842,007	-		4,842,007
Advances to suppliers	-	68,853	-		68,853
VAT recoverable	-	55,791	-		55,791
Short-term loans receivable	-	1,173,520	-		1,173,520
Inventories, net	-	2,970,521	-		2,970,521
Due from related parties	-	10,806	-		10,806
Prepaid expenses and deposits	-	77,039	-		77,039
Restricted cash	-	282,631	-		282,631
Total current assets	697	10,600,151	-		10,600,848
Property and equipment, net	-	10,988,366	-		10,988,366
Land purchase deposit	-	-	-		-
Equipment purchase deposit	-	-	-		-
Total Assets	697	21,588,517	-		21,589,214
Liabilities & Equity
Current Liabilities
Accounts payable - trade	-	1,047,885	-		1,047,885
Customer deposits	-	100,660	-		100,660
Accrued liabilities and other payable	-	415,103	-		415,103
Various taxes payable	-	4,113	-		4,113
Short-term bank loans payable	-	3,469,940	-		3,469,940
Current portion of long-term bank loans payable	-	274,254	-		274,254
Wages payable	-	604,598	-		604,598
Bank notes payable	-	1,070,837	-		1,070,837
Land-purchase payable	-	4,832,713	-		4,832,713
Due to related parties	-	8,610	-		8,610
Due to director	1,290	-	-		1,290
Corporate tax payable	-	-	-		-
Total current liabilities	1,290	11,828,713	-		11,830,003
Long-term bank loans payable	-	-	-		-
Long-term government loans payable	-	-	-		-
Total liabilities	1,290	11,828,713	-		11,830,003
Commitment and contingencies	-	-	-		-
Equity
Invested Capital	-	1,218,451	(1,218,451	)(A)	-
Common Stock, $1.00 par value, 50,000 shares authorized; 50,000 shares issued and outstanding at December 31, 2008	50,000	-	-		50,000
Additional paid-in capital			1,167,618	(A)	1,167,618
Statutory surplus reserve fund	-	1,038,988	-		1,038,988
Accumulated other comprehensive income	317	408,157	-		408,474
Shares subscription receivables	(50,833)	-	50,833	(A)	-
Retained earnings (unrestricted)	(77)	7,094,208	-		7,094,131
Total Equity	(593)	9,759,804	-		9,759,211
Total Liabilities & Equity	$697	$21,588,517	$-		$21,589,214
(A) Equity transfer adjustments

LEADING ASIA PACIFIC INVESTMENT LIMITED
Unaudited Pro Forma Statement of Operations
(In US Dollars)

	For the Year Ended December 31, 2008
	Leading Asia	TMK Power
	Pacific Investment	Industries (SZ)	Pro Forma	Pro Forma
	Limited	Co., Ltd.	Adjustments	Consolidated

Revenue	-	36,762,688	-	36,762,688
Other Sales	-	83,463	-	83,463
Cost of goods sold	-	(28,236,136)	-	(28,236,136)
Gross Profit	-	8,610,015	-	8,610,015

Operating Costs and Expenses
Selling expenses	-	872,441	-	872,441
Depreciation	-	22,676	-	22,676
Bad debts	-	40,010	-	40,010
Other general and administrative	543	1,029,314	-	1,029,857
Research and development	-	624,051	-	624,051
Total operating costs and expenses	543	2,588,492	-	2,589,035

Income from Operations	(543)	6,021,523	-	6,020,980

Other Income (Expenses)
Government grant	-	-	-	-
Write-down of assets	-	-	-	-
Loss on disposal of assets	-	(17,644)	-	(17,644)
Interest income	-	53,335	-	53,335
Interest expense	-	(422,550)	-	(422,550)
Sundry income (expense), net	-	22,381	-	22,381
Total other income (expenses)	-	(364,478)	-	(364,478)

Income before Income Taxes	(543)	5,657,045	-	5,656,502
Income taxes	-	-	-	-

Net Income	$(543)	$5,657,045	$-	$5,656,502

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated February 10, 2010, among the Company, Leading Asia Pacific Investment Limited and Unitech International Investment Holdings Limited.
3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006].
3.2	Amendment to Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 11, 2008]
3.3	Amendment to Articles of Incorporation of the Company.
3.4	Bylaws of the Company, adopted on June 27, 2006 [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006].
4.1	Form of Warrant to purchase Common Stock, dated as of February 10, 2010.
4.2	Form of Registration Rights Agreement, dated as of February 10, 2010, by and among the Company and certain investors.
4.3	Form of 9% Promissory Note of the Company [incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K filed on December 24, 2009].
10.1	Cancellation Agreement, dated February 10, 2010, between the Company and United Fertilisers (UK) Ltd.
10.2	Form of Subscription Agreement, dated February 10, 2010, by and among the Company and certain investors.
10.3	Form of Make Good Escrow Agreement, dated February 10, 2010, by and among the Company, Unitech International Investment Holdings Limited, Henian Wu, Westminster, a division of Hudson Securities, Inc., Escrow, LLC and certain investors.
10.4	Form of Lock-Up Agreement, dated February 10, 2010.
10.5	Form of Securities Purchase Agreement, dated September 8, 2008, by and between the Company and United Fertilisers (UK) Limited [incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on December 24, 2009]
10.6	Mineral Claim Purchase Agreement, dated October 10, 2006, by and between the Company and AKS Prospecting and Guiding Inc. [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006]
10.7	Amendment to Mineral Claim Purchase Agreement, dated November 5, 2008, by and between the Company and ASK Prospecting and Guiding Inc. [incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K filed on December 24, 2009]
10.8	Termination and Release of Mineral Claim Purchase Agreement, dated February 10, 2010, by and between the Company and AKS Prospecting and Guiding Inc.
10.9	Note Cancellation and General Release, dated January 29, 2010, by and between the Company and United Fertilisers (UK) Limited
10.10	Equity Transfer Agreement, dated September 25, 2008, by and between Good Wealth Capital Investment Limited, Henian Wu, Zongfu Wang and Junbiao Huang, as supplemented on January 16, 2010 (English Translation).
10.11	Form of Shenzhen TMK Power Industries Ltd. Standard Procurement Contract (English Translation).
10.12	Form of Shenzhen TMK Power Industries Ltd. Standard Customer Contract (English Translation).
10.13	Loan Agreement, dated December 16, 2009, between Shenzhen TMK Power Industries Ltd. and DBS Bank (China) Limited Shenzhen Branch (English Translation).
10.14	Loan Agreement, dated September 2, 2009, between Shenzhen TMK Power Industries Ltd. and Ningbo Bank Shenzhen Branch (English Translation).
10.15	Loan Agreement, dated December 30, 2008, between Shenzhen TMK Power Industries Ltd. and China Construction Bank Shenzhen Branch (English Translation).
10.16	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Henian Wu (English Translation).
10.17	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Xiangjun Liu (English Translation).
10.18	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Zongfu Wang (English Translation).
10.19	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Xiaodong Xiao (English Translation).
10.20	Employment Agreement between Shenzhen TMK Power Industries Ltd. and Jinfeng Huang (English Translation).
10.21	Form of Shenzhen TMK Power Industries Ltd. Employment Agreement (English Translation).
10.22	Form of Shenzhen TMK Power Industries Ltd. Confidentiality Agreement (English Translation).
10.23	Lease Agreement, dated December 16, 2008, between Shenzhen TMK Power Industries Ltd. and Shenzhen Yijiayang Industrial Co., Ltd. (English Translation)
14.1	Code of Ethics [incorporated by reference to Exhibit 14.1 to the Company's Annual Report on Form 10-K filed on December 27, 2007]
21	Subsidiaries of the Company